                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-78027

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 14, 1999)

[LOGO OF ADELPHIA APPEARS HERE]
                                  $750,000,000

                      Adelphia Communications Corporation

                   6% Convertible Subordinated Notes due 2006

                                  -----------


   We will pay interest on the notes each February 15 and August 15. The first interest payment will be made on August 15, 2001. The notes will be unsecured obligations of Adelphia and will be subordinated in right of payment to all of our existing and future senior indebtedness. The notes are convertible by holders at any time after the date of original issuance and prior to the close of business on the business day immediately preceeding the maturity date into shares of our Class A common stock at a conversion price of $55.49 per share, subject to adjustment in certain events.

   The notes will mature on February 15, 2006. The notes may be redeemed, in whole or in part, at any time on or after February 16, 2004 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest.

   We have granted the underwriters named in this prospectus supplement an option to purchase up to an additional $112,500,000 principal amount of notes under certain circumstances.

   Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADLAC." The last reported sale price of our Class A common stock on Nasdaq on January 17, 2001 was $45 1/16 per share.
                                  -----------

  Investing in the Notes involves risks. See "Risk Factors" beginning on page S-9 and page 4.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                        Per Note    Total
                                        -------- ------------
Public Offering Price                    100.00% $750,000,000
Underwriting Discount                      2.75% $ 20,625,000
Proceeds to Adelphia (before expenses)    97.25% $729,375,000

   Interest on the notes will accrue from January 23, 2001 to date of delivery.

                                  -----------

   The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about January 23, 2001.

                                  -----------

                          Joint Book-Running Managers

Salomon Smith Barney                              Banc of America Securities LLC

January 17, 2001

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Prospectus Supplement Summary..............................................  S-2

Risk Factors...............................................................  S-9

Use of Proceeds............................................................ S-22

Capitalization............................................................. S-23

Price Range of Adelphia's Common Equity and Dividend Policy................ S-24

Dilution................................................................... S-25

Description of Notes....................................................... S-26

Description of Capital Stock............................................... S-45

Certain United States Federal Income Tax Considerations.................... S-45

Underwriting............................................................... S-51

Notice to Canadian Residents............................................... S-53

Common Stock Offering...................................................... S-54

Where You Can Find More Information........................................ S-55

Legal Matters.............................................................. S-56

Experts.................................................................... S-56

                                   Prospectus

                                                                            Page
                                                                            ----
Adelphia...................................................................   2

Risk Factors...............................................................   4

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends...........  16

Dilution...................................................................  17

Use of Proceeds............................................................  17

Description of Debt Securities.............................................  18

Description of Capital Stock...............................................  31

Book Entry Issuance........................................................  36

Plan of Distribution.......................................................  38

Where You Can Find More Information........................................  40

Legal Matters..............................................................  41

Experts....................................................................  42

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the entire attached prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus supplement, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

                                    Adelphia

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are the sixth largest cable television operator in the United States. Through our subsidiary Adelphia Business Solutions, Inc., we own and operate a leading national provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of video, data and voice by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 9.0 million homes and served approximately 5.7 million basic subscribers as of September 30, 2000, after giving effect to pending cable system acquisitions and swaps. Our core cable systems are organized into six clusters: Los Angeles, PONY (Western Pennsylvania, Ohio and Western New York), New England, Florida, Virginia and Colorado Springs. Approximately 44% of our basic subscribers are located in our Los Angeles and PONY clusters and approximately 82% of our basic subscribers are located in our six core clusters.

   Adelphia Business Solutions provides its customers with alternatives to the incumbent local telephone company for local and long distance voice services, high-speed data and Internet services. Adelphia Business Solutions' telephone operations are referred to as being facilities-based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of September 30, 2000, Adelphia Business Solutions was serving 79 metropolitan statistical areas and had sold 612,544 access lines of which 576,857 were installed, approximately 49% of which Adelphia Business Solutions provisioned on its own switches. Adelphia Business Solutions had 282 central office collocations as of September 30, 2000. Adelphia Business Solutions' Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ."

Recent Developments

 January 2001 Common Stock Offering

   Concurrently with this Offering we are offering 17,000,000 shares of Adelphia Class A common stock by means of a separate prospectus supplement. For ease of reference we will refer to that concurrent offering as the Common Stock Offering. We expect to receive net proceeds of approximately $729.8 million from the concurrent Common Stock Offering. The Common Stock Offering and this offering are independent offerings and are not conditioned on each other. No requirement exists that we sell the Class A common stock in order to sell the Notes in this Offering.

 January 2001 Rigas Common Stock Direct Placement

   On January 17, 2000, we entered into a stock purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John Rigas, under which Highland agreed to purchase 5,819,367 shares of Adelphia Class B common stock. In this prospectus supplement, we will refer to this stock purchase as the January 2001 Rigas Common Stock Direct Placement. The January 2001 Rigas Common Stock Direct Placement will be at a per share price equal to the public offering price less the underwriting discount in the Common Stock Offering, plus an interest factor. Closing on the January 2001 Rigas Common Stock Direct Placement will occur within 270 days of the closing of the Common Stock Offering, and is subject to customary closing conditions.

 January 2001 Rigas Notes Direct Placement

   On January 17, 2000, we entered into a note purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John Rigas under which Highland agreed to purchase $167.4 million aggregate principal amount of 6% convertible subordinated notes due 2006. In this prospectus supplement, we will refer to this note purchase as the January 2001 Rigas Notes Direct Placement. The January 2001 Rigas Notes Direct Placement will be at a per note price equal to the public offering price less the underwriting discount in this Offering, plus an interest factor. The economic terms of those notes will be substantially similar to the terms of the notes we will be selling in this Offering, except that those convertible subordinated notes are convertible into shares of Adelphia Class B common stock. Closing on the January 2001 Rigas Notes Direct Placement will occur within 270 days of the closing of this Offering, and is subject to customary closing conditions.

 January 2001 Credit Facility

   On January 3, 2001, certain subsidiaries of Adelphia closed on a new short term secured revolving credit facility. The facility is scheduled to expire November 30, 2001 and provides for initial lending commitments of $1.3 billion, subject to reductions over time and upon the happening of certain events, including some debt financings and asset sales. Subject to compliance with the terms of this new facility for borrowing, proceeds are available for general corporate purposes. Approximately $360 million of the facility was used to permanently repay another subsidiary credit facility.

 Cable Systems Swap

   On January 1, 2001, we closed the previously announced cable systems exchange with Comcast Corporation. As a result of this transaction, Adelphia added approximately 440,000 basic subscribers in Los Angeles, California and West Palm/Fort Pierce, Florida. In exchange, Comcast received systems serving approximately 457,000 basic subscribers in suburban Philadelphia, Pennsylvania, Ocean County, New Jersey, Ft. Myers, Florida, Michigan, New Mexico and Indiana. The cable systems exchange will be recorded at fair value and purchase accounting will be applied as of the date of the transaction.

 Cleveland Acquisition

   On November 1, 2000 we completed the acquisition of cable television systems owned by Cablevision Systems Corporation for approximately $990 million in cash and 10.8 million shares of Adelphia Class A common stock. As of September 30, 2000, these cable television systems served approximately 310,000 basic subscribers in the greater Cleveland, Ohio metropolitan area.

 Virginia Cluster Acquisitions

   On June 13, 2000, we announced agreements regarding our acquisitions of cable television systems, including GS Communications, Inc., which are expected to add approximately 155,000 basic subscribers to our Virginia cluster for an aggregate cash purchase price of approximately $836 million. With the addition of these basic subscribers, our Virginia cluster is expected to exceed 700,000 basic subscribers. These transactions are subject to customary closing conditions, including the receipt of necessary governmental approvals and other consents, and are expected to close in the first or second quarter of 2001.

                                  ------------

   For other recent developments regarding Adelphia, we refer you to our most recent and future filings under the Exchange Act.

                                  ------------

   Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

                                  The Offering

Issuer................................ Adelphia Communications
                                       Corporation.

Securities Offered.................... $750.0 million aggregate principal amount of 6% Convertible
                                       Subordinated Notes due 2006. For
                                       ease of reference, we will refer to
                                       the 6% Convertible Subordinated
                                       Notes as the Notes. Adelphia has
                                       also granted the initial purchasers
                                       an option to purchase up to $112.5
                                       million aggregate principal amount
                                       of additional Notes to cover over-
                                       allotments, if any.

Offering Price........................ 100% of the principal amount of the
                                       Notes, plus accrued interest on the
                                       Notes, if any.

Maturity Date......................... February 15, 2006.

Interest Payment Dates................ February 15 and August 15 of each year, commencing August 15, 2001.

Conversion Rights .................... Holders may convert some or all of their Notes into shares of our
                                       Class A common stock at any time
                                       after original issuance of their
                                       Notes and before the close of
                                       business on the Business Day
                                       immediately preceding the maturity
                                       date at an initial conversion price
                                       of $55.49 per share. The initial
                                       conversion price of $55.49 per
                                       share is equivalent to an initial
                                       conversion rate of 18.0213 shares
                                       per $1,000 principal amount of
                                       Notes. The conversion price is
                                       subject to adjustment in certain
                                       circumstances. See "Description of
                                       Notes--Conversion Rights."

Mandatory Redemption; Sinking Fund.... None.

Optional Redemption .................. Adelphia may redeem the Notes, in whole or in part, at any time on or
                                       after February 16, 2004 at
                                       specified prices, plus accrued and
                                       unpaid interest.

Change in Control; Termination of
Listing .............................. Upon some change of control events or if the securities issuable upon
                                       conversion of the Notes are not
                                       listed or quoted on certain
                                       national stock markets or automated
                                       quotation system, you will have the
                                       right to require Adelphia to
                                       purchase your Notes at a price
                                       equal to 100% of the aggregate
                                       principal amount thereof, plus
                                       accrued and unpaid interest, to the
                                       date of purchase. You should read
                                       "Description of Notes--Repurchase
                                       at the Option of Holders."

                                       Adelphia cannot give you any
                                       assurances that it will have
                                       adequate financial resources to
                                       effect a required repurchase of the
                                       Notes if a change of control or
                                       termination of listing event
                                       occurs.

                                       Our failure to make a required
                                       repurchase of the Notes if such a
                                       change of control or termination of
                                       listing occurs would be an Event of
                                       Default under the Indenture.

Subordination......................... The Notes are unsecured indebtedness of Adelphia Parent
                                       Company ranking junior to other
                                       unsubordinated indebtedness of the
                                       Adelphia Parent Company and pari
                                       passu with right of payment to any
                                       future subordinated indebtedness of
                                       Adelphia Parent Company.

                                       The operations of Adelphia Parent
                                       Company are conducted through its
                                       subsidiaries. Therefore, Adelphia
                                       Parent Company is dependent on the
                                       earnings, if any, and cash flow of
                                       and distributions from its
                                       subsidiaries to meet its debt
                                       obligations, including its
                                       obligations with respect to the
                                       Notes. Because the assets of its
                                       subsidiaries and other investments
                                       constitute substantially all of the
                                       assets of Adelphia Parent Company,
                                       and because those subsidiaries and
                                       other investments will not
                                       guarantee the payment of principal
                                       of and interest on the Notes, the
                                       claims of holders of the Notes
                                       effectively will be subordinated to
                                       the claims of creditors of those
                                       entities.

                                       The Indenture pursuant to which the
                                       Notes will be issued will not
                                       restrict Adelphia Parent Company's
                                       ability to incur senior debt or
                                       other indebtedness, nor will it
                                       restrict the ability of Adelphia's
                                       subsidiaries to incur indebtedness
                                       or other liabilities. As of
                                       September 30, 2000, on an as
                                       adjusted basis, after giving effect
                                       to the application of the estimated
                                       net proceeds from the offering of
                                       the Notes, the January 2001 Rigas
                                       Notes Direct Placement and the
                                       pending Virginia cluster
                                       acquisitions and the completed
                                       transactions described in
                                       "Prospectus Supplement Summary--
                                       Recent Developments," exclusive of
                                       the Cable Systems Swap, the Notes
                                       would have been subordinated to
                                       approximately

                                       $3.4 billion of senior debt of
                                       Adelphia Parent Company and the
                                       Notes would have been effectively
                                       subordinated to approximately $8.8
                                       billion of indebtedness and
                                       redeemable preferred stock of
                                       Adelphia's subsidiaries; and
                                       Adelphia and its subsidiaries'
                                       total indebtedness excluding
                                       redeemable preferred stock would
                                       have been approximately $12.9
                                       billion.

                                       Adelphia Parent Company's ability
                                       to access the cash flow of its
                                       subsidiaries is subject to
                                       significant contractual
                                       restrictions. You should read "Risk
                                       Factors--Holding Company Structure
                                       and Potential Impact of Restrictive
                                       Covenants in Subsidiary Debt
                                       Agreements" and "Description of
                                       Notes" for more information.

Use of Proceeds....................... The net proceeds of this Offering, after deducting offering expenses,
                                       are estimated to be approximately
                                       $728.9 million, which will be
                                       contributed to Adelphia Parent
                                       Company's subsidiaries and used to
                                       repay borrowings under revolving
                                       credit facilities of those
                                       subsidiaries, all of which, subject
                                       to compliance with the terms of and
                                       maturity of the revolving credit
                                       facilities, may be reborrowed and
                                       used for general corporate purposes
                                       such as acquisitions, capital
                                       expenditures, investments,
                                       including investments in Adelphia
                                       Parent Company's subsidiaries, or
                                       other corporate purposes.

Nasdaq National Market symbol for
 Class A Common Stock................. ADLAC

Rights of Holders of Class A Common
 Stock and Class B Common Stock.....    The rights of holders of Class A
                                        common stock and Class B common
                                        stock differ with respect to
                                        certain aspects of dividend,
                                        liquidation and voting rights. The
                                        Class A common stock has certain
                                        preferential rights with respect to
                                        cash dividends and distributions
                                        upon the liquidation of Adelphia.
                                        Holders of Class B common stock are
                                        entitled to 10 votes per share
                                        while the holders of Class A common
                                        stock are entitled to one vote per
                                        share on all matters presented to
                                        stockholders; however, the holders
                                        of Class A common stock, voting as
                                        a separate class, are entitled to
                                        elect one of Adelphia's directors.
                                        See "Description of Capital Stock"
                                        in the attached prospectus.

                                  RISK FACTORS

   Before you invest in our Notes, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement before you decide to purchase our Notes.

High Level Of Indebtedness

   As of September 30,     Adelphia has a substantial amount of debt. We
2000, we owed              borrowed this money to purchase and to expand our
approximately $11.0        cable systems and other operations and, to a lesser
billion. Our high level    extent, for investments and loans to our
of indebtedness can have   subsidiaries and other affiliates. At September 30,
important adverse          2000, our indebtedness totaled approximately $11.0
consequences to us and     billion. This included approximately:
to you.

                           . $3.4 billion of Adelphia Parent Company public debt;

                           . $831.8 million of public debt owed by our subsidiary, Adelphia Business Solutions;

                           .  $1.7 billion of public debt owed by our
                              subsidiary, Arahova Communications, Inc.;

                           . $516.8 million of public debt owed by our subsidiary, FrontierVision Partners, L.P.;

                           . $203.1 million of public debt owed by our subsidiary, Olympus Communications, L.P.; and

                           .  $4.3 billion of other debt owed by our
                              subsidiaries to banks, other financial
                              institutions and other persons.


   Debt service consumes   Our high level of indebtedness can have important
a substantial portion of   adverse consequences to us and to you. It requires
the cash we generate.      that we spend a substantial portion of the cash we
This could affect our      get from our business to repay the principal and
ability to invest in our   interest on these debts. Otherwise, we could use
business in the future     these funds for general corporate purposes or for
as well as to react to     capital improvements. Our ability to obtain new
changes in our industry    loans for working capital, capital expenditures,
or economic downturns.     acquisitions or capital improvements may be limited
                           by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at September 30, 2000, the Adelphia Parent Company had approximately $148.5 million and Adelphia Business
                           Solutions had approximately $287.6 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 34% of    Our debt comes due at various times through the
our debt outstanding at    year 2017, including an aggregate of approximately
September 30, 2000         $3.7 billion as of September 30, 2000, which
matures on or before       matures on or before December 31, 2004.
December 31, 2004 and
all of it matures prior
to December 31, 2017.

Our Business Requires
Substantial Additional     Our business requires substantial additional
Financing And If We Do     financing on a continuing basis for capital
Not Obtain That            expenditures and other purposes including:
Financing We May Not Be
Able To Upgrade Our        .  constructing and upgrading our plant and
Plant, Offer Services,        networks--some of these upgrades we must make to
Make Payments When Due        comply with the requirements of local cable
Or Refinance Existing         franchise authorities;
Debt
                           .  offering new services;

                           .  scheduled principal and interest payments;

                           .  refinancing existing debt; and

                           .  acquisitions and investments.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large Losses   Our Total Convertible Preferred Stock, Common Stock
And We Expect This To      and Other Stockholders' Equity at September 30,
Continue                   2000 was approximately $3.9 billion.

                           Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                           . fiscal year ended March 31, 1998--$192.7 million;

                           . nine months ended December 31, 1998--$114.5 million;

                           . fiscal year ended December 31, 1999--$282.7 million; and

                           . nine months ended September 30, 2000--$346.7 million.

                           We expect to continue to incur large net losses for the next several years.

   Our earnings have       Our earnings could not pay for our combined fixed
been insufficient to pay   charges and preferred stock dividends during these
for our fixed charges      periods by the amounts set forth in the table
and preferred stock        below, although combined fixed charges and
dividends.                 preferred stock dividends included substantial non-
                           cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Adelphia Business
                           Solutions' preferred stock dividends:

                                                          Earnings  Non-Cash
                                                         Deficiency Charges
                                                         ---------- --------
                                                           (in thousands)
                 . fiscal year ended March 31, 1998       $113,941  $195,153
                 . nine months ended December 31, 1998    $ 95,595  $186,173
                 . fiscal year ended December 31, 1999    $281,975  $455,266
                 . nine months ended September 30, 2000   $523,470  $753,721

   If we cannot            Historically, the cash we generate from our
refinance our debt or      operating activities and borrowings has been
obtain new loans, we       sufficient to meet our requirements for debt
would likely have to       service, working capital, capital expenditures and
consider various           investments in and advances to our affiliates, and
financing options. We      we have depended on additional borrowings to meet
cannot guarantee that      our liquidity requirements. Although in the past we
any options available to   have been able both to refinance our debt and to
us would enable us to      obtain new debt, there can be no guarantee that we
repay our debt in full.    will be able to continue to do so in the future or
                           that the cost to us or the other terms which would affect us would be as favorable to us as current loans and credit agreements. Under these circumstances, we may need to consider various financing options, such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

Your Right To Receive      The Notes will be subordinated in right of payment
Payments On The Notes Is   to all of Adelphia's current and future Senior
Subordinated To All        Debt, as defined in the Indenture. Upon any
Existing And Future        distribution to creditors of Adelphia in a
Senior Debt Of Adelphia    liquidation or dissolution of Adelphia or in a
And Effectively            bankruptcy, reorganization, insolvency,
Subordinated To The        receivership or similar proceeding relating to
Claims Of Creditors Of     Adelphia or its property, the holders of Senior
Our Subsidiaries And       Debt will be entitled to be paid in full before any
Other Investments          payment may be made with respect to the Notes. In
                           addition, the subordination provisions of the Indenture will provide that payments with respect to the Notes will be blocked in the event of a payment default on Senior Debt and may be blocked for up to 179 days each year in the event of certain non-payment defaults on Senior Debt. In the event of a bankruptcy, liquidation or reorganization of Adelphia, holders of the Notes will participate ratably with all holders of subordinated indebtedness of Adelphia that are deemed to be of the same class as the Notes, based upon the respective amounts owed to each holder or creditor, in the remaining assets of Adelphia. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than the holders of Senior Debt. In addition, under the subordination provisions of the Indenture, payments that would otherwise be made to holders of the Notes will instead be paid to holders of Senior
                           Debt under certain circumstances. As a result of these provisions, other creditors of Adelphia including trade creditors that are not holders of Senior Debt may recover more, ratably, than the holders of the Notes.

                           The operations of Adelphia Parent Company are conducted through its subsidiaries. Therefore, Adelphia Parent Company is dependent on the earnings, if any, and cash flow of and distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the Notes. Because the assets of its subsidiaries and other investments constitute substantially all of the assets of Adelphia Parent Company, and because those subsidiaries and other investments will not guarantee the payment of principal of and interest on the Notes, the claims of holders of the Notes effectively will be subordinated to the claims of creditors of those entities.

                           As of September 30, 2000, on an as adjusted basis, after giving effect to the application of the estimated net proceeds of this Offering of the Notes, the January 2001 Rigas Notes Direct Placement and the estimated effect of the pending Virginia cluster acquisitions and the completed transactions described in "Prospectus Supplement Summary--Recent Developments," exclusive of the Cable Systems Swap, the Notes would have been subordinated to approximately $3.4 billion of Senior Debt of Adelphia Parent Company and the Notes would have been effectively subordinated to approximately $8.8 billion of indebtedness and redeemable preferred stock of Adelphia's subsidiaries; and Adelphia and its subsidiaries total indebtedness excluding redeemable preferred stock would have been approximately $12.9 billion. The Indenture will permit the incurrence of substantial additional indebtedness, including Senior Debt, by Adelphia Parent Company and its subsidiaries in the future. See "Description of Notes--Subordination."

Competition                The telecommunications services provided by
                           Adelphia are subject to strong competition and potential competition from various sources.

   Our cable television    Our cable television systems compete with other
business is subject to     means of distributing video to home televisions
strong competition from    such as Direct Broadcast Satellite systems,
several sources which      commonly known as DBS systems. Some local telephone
could adversely affect     companies have expressed an interest in entering
revenue or revenue         the video-to-home business.
growth.

                           In addition, because our systems are operated under non-exclusive franchises, other applicants may obtain franchises in our franchise areas and overbuild our systems. For example, some regional Bell telephone operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                           Our cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

                           Our cable modem and dial up Internet access business is currently subject to strong competition and there exists the potential for future competition from a number of sources. With respect to high-speed cable modem service, telephone companies are beginning to implement various digital subscriber line services, xDSL, that allow high-speed internet access services to be offered over telephone lines. DBS companies offer high-speed Internet access over their satellite facilities and other terrestrial based wireless operators, or Multichannel Multipoint Distribution Systems, commonly known as MMDS, are beginning to introduce high-speed access as well. In addition, there are now a number of legislative, judicial and regulatory efforts seeking to mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet Service Providers, commonly known as ISPs, in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet. Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our Internet access business.

   We depend on third-     We depend on vendors to supply the set-top
party equipment and        converter boxes for analog and digital cable
software suppliers. If     services. This equipment is available from a
we are unable to procure   limited number of suppliers. We typically purchase
the necessary equipment,   set-top converter boxes under purchase orders
our ability to offer our   placed from time to time and do not carry
services could be          significant inventories of set-top converter boxes.
impaired. This could       If demand for set-top converter boxes exceeds our
adversely affect our       inventories and we are unable to obtain required
growth, financial          set-top converter boxes on a timely basis and at an
condition and results of   acceptable cost, our ability to recognize
operations.                additional revenue from these services could be
                           delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.

   Adelphia Business       In each of the markets served by Adelphia Business
Solutions' operations      Solutions' networks, the competitive local exchange
are also subject to risk   carrier services offered by Adelphia Business
because Adelphia           Solutions compete principally with the services
Business Solutions         offered by the incumbent local telephone exchange
competes principally       carrier company serving that area. Local telephone
with established local     companies have long-standing relationships with
telephone carriers that    their customers, have the potential to subsidize
have long-standing         competitive services from monopoly service
utility relationships      revenues, and benefit from favorable state and
with their customers and   federal regulations. The mergers of Bell Atlantic
pricing flexibility for    and NYNEX, SBC and Ameritech, and Bell Atlantic and
local telephone            GTE, which created Verizon Communications, created
services.                  very large companies whose combined territories
                           cover a substantial portion of Adelphia Business
                           Solutions' markets. Other combinations are occurring in the industry, such as the merger between Qwest and US West, which may have a material adverse effect on Adelphia Business
                           Solutions' ability to compete and terminate and originate calls over Adelphia Business Solutions' networks.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Adelphia Business Solutions' markets to do the following:

                           .  lower their rates substantially;

                           . engage in aggressive volume and term discount pricing practices for their customers; or

                           . charge excessive fees or otherwise impose on Adelphia Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

   If the regional Bell    The regional Bell telephone operating companies can
telephone operating        now obtain regulatory approval to offer long
companies could get        distance services if they comply with the local
regulatory approval to     market opening requirements of the federal
offer long distance        Telecommunications Act of 1996. To date, the FCC
service in competition     has denied the requests for approval filed by
with Adelphia Business     regional Bell operating companies in Adelphia
Solutions' significant     Business Solutions' operating areas, other than in
customers, some of these   New York and Texas, where Verizon's and SBC's
major customers could      petitions to provide long distance services have
lose market share.         been approved. Approvals of such requests could
                           result in decreased market share for the major long distance carriers which are among Adelphia Business
                           Solutions' significant customers. This could have a material adverse effect on Adelphia Business
                           Solutions.

                           In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less cooperative in providing access to their networks. This lack of cooperation, or labor strikes or work stoppages similar to the August 2000

                           Verizon strike, could impair or delay the ability of Adelphia Business Solutions to connect its networks with those of the incumbent local exchange carriers.

   The regional Bell       Some of the regional Bell operating companies have
telephone companies        also filed petitions with the FCC requesting
continue to seek other     waivers of other obligations under the federal
regulatory approvals       Telecommunications Act of 1996. These involve
that could significantly   services Adelphia Business Solutions also provides
enhance their              such as high speed data, long distance, and
competitive position       services to ISPs. If the FCC grants the regional
against Adelphia           Bell operating companies' petitions, this could
Business Solutions.        have a material adverse effect on Adelphia Business
                           Solutions.

   Potential competitors   Potential competitors for Adelphia Business
to Adelphia Business       Solutions include other competitive local exchange
Solutions'                 carriers, incumbent local telephone companies which
telecommunications         are not subject to regional Bell operating
services include the       companies' restrictions on offering long distance
regional Bell telephone    service, AT&T, MCI/WorldCom, Sprint, Global
companies, AT&T,           Crossing and other long distance carriers, cable
MCI/WorldCom and Sprint,   television companies, electric utilities, microwave
electric utilities and     carriers, wireless telecommunications providers,
other companies that       and private networks built by large end users. Both
have advantages over       AT&T and MCI/WorldCom offer local telephone
Adelphia Business          services in some areas of the country and are
Solutions.                 expanding their networks. AT&T also merged with
                           both Tele-Communications, Inc. and MediaOne Group,
                           Inc., thereby becoming the largest operator of cable television systems in the country. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Adelphia Business Solutions' services when entering the market for local exchange services.

                           Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Adelphia Business Solutions, as well as other competitive advantages over Adelphia Business Solutions.

We Are Subject To          The cable television industry and the provision of
Extensive Regulation       local telephone exchange services are subject to
                           extensive regulation at the federal, state and
   Our cable television    local levels, and many aspects of such regulation
and telecommunications     are currently the subject of judicial proceedings
businesses are heavily     and administrative or legislative proposals. In
regulated as to rates we   particular, FCC regulations limit our ability to
can charge and other       set and increase rates for our basic service
matters. This regulation   package and for the provision of cable television-
could limit our ability    related equipment. The law permits certified local
to increase rates, cause   franchising authorities to order refunds of rates
us to decrease then        paid in the previous 12-month period determined to
current rates or require   be in excess of the permitted reasonable rates. It
us to refund previously    is possible that rate reductions or refunds of
collected fees.            previously collected fees may be required in the
                           future. In addition, the FCC has commenced a proceeding to determine whether cable operators will be required to carry the digital signals of broadcast television stations. Such a requirement could require the removal of popular programming services with materially adverse results for cable operators.

                           We must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

                           Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain appropriate state certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Adelphia Business Solutions' state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                           On February 26, 1999, the FCC released a
                           Declaratory Ruling and Notice of Proposed
                           Rulemaking which held that calls to ISPs within a local calling area are "non-local" because such calls tend to continue beyond state borders, meaning that the reciprocal compensation provisions of the federal Telecommunications Act of 1996 did not apply to calls to ISPs. However, the FCC left open the possibility that state commissions could impose reciprocal compensation obligations on local exchange carriers that send calls to ISPs. Imposition of reciprocal compensation obligations would benefit the local exchange carriers that terminate the calls with the ISP, such as competitive local exchange carriers that provide local exchange services to their own ISPs. As ISPs do not make outgoing calls, the compensation for terminating traffic would always flow from the LECs that originate the calls to the LECs that terminate the calls. The United States Court of Appeals for the District of Columbia Circuit vacated this FCC ruling on March 24, 2000, and remanded the matter to the FCC, where this reciprocal compensation matter remains pending.

                           Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same open access issue is being considered by some local franchising authorities as well. Several local franchising authorities have mandated open access. This issue is being actively litigated. A federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer. On appeal, the U.S. Court of

                           Appeals for the Ninth Circuit reversed the district court and ruled that a local franchising authority has no authority to impose an open access requirement on cable television operators. Additionally, federal district courts in Richmond, Virginia and Miami, Florida have held that a local franchising authority cannot impose an open access requirement. The Virginia case has been appealed to the U.S. Court of Appeals for the Fourth Circuit. If the FCC or other authorities mandate additional access to Adelphia's cable systems, we cannot predict the effect that this would have on our Internet access over cable business.

   The federal             The federal Telecommunications Act of 1996
Telecommunications Act     substantially changed federal, state and local laws
of 1996 may have a         and regulations governing our cable television and
significant impact on      telecommunications businesses. This law could
our cable television and   materially affect the growth and operation of the
telephone businesses.      cable television industry and the cable services we
                           provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                           Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Adelphia Business Solutions.

Unequal Voting Rights      Adelphia has two classes of common stock--Class A
Of Stockholders            which carries one vote per share and Class B which
                           carries 10 votes per share. Under Adelphia's
                           Certificate of Incorporation, the Class A shares elect only one of our nine directors.

Control Of Voting Power    While the public owns a majority of the outstanding
By The Rigas Family        shares of Adelphia's Class A common stock, the
                           Rigas family owns about 19% of those shares as of
   The Rigas family can    January 17, 2001, as well as all of the outstanding
control stockholder        shares of Class B common stock. As of such date,
decisions on very          the Rigas family beneficially owns shares
important matters.         representing approximately 30% of the total number
                           of outstanding shares of both classes of Adelphia's common stock and approximately 67% of the total voting power of Adelphia's shares. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect eight of nine Adelphia directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's
                           Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions. Sales of Class B common stock to the Rigas family under the January 2001 Rigas Common
                           Stock Direct Placement, and the Class B common stock which will be issuable upon the conversion of the notes sold to the Rigas family under the January 2001 Rigas Notes Direct Placement, will increase the voting power of the Rigas family.

There Are Potential        John J. Rigas and the other executive officers of
Conflicts Of Interest      Adelphia, including other members of the Rigas
Between Adelphia And The   family, own other corporations and partnerships,
Rigas Family               which are managed by us for a fee. Subject to the
                           restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.
                           These activities could present a conflict of interest with Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or with which they have affiliations.

Holding Company            The Adelphia Parent Company directly owns no
Structure And Potential    significant assets other than stock, partnership
Impact Of Restrictive      interests and equity and other interests in our
Covenants In Subsidiary    subsidiaries and in other companies. This creates
Debt Agreements            risks regarding our ability to provide cash to the
                           Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent     The public indentures and the credit agreements for
Company depends on its     bank and other financial institution loans of our
subsidiaries and other     subsidiaries and other companies in which we have
companies in which it      invested, restrict their ability and the ability of
has investments to fund    the companies they own to make payments to the
its cash needs.            Adelphia Parent Company. These agreements also
                           place other restrictions on the borrower's ability to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

We May Not Have The        The Indenture and most of Adelphia's other public
Resources To Repurchase    debt indentures contain provisions requiring
The Notes Upon A Change    Adelphia, upon a change of control, to offer to
Of Control                 redeem the Notes and certain of Adelphia's other
                           debt. In the event a change of control occurs, there is no assurance that Adelphia will have the ability to make an offer to redeem the Notes, that it will have sufficient funds to repurchase all of the Notes or that it would be able to obtain any additional debt or equity financing in an amount sufficient to repurchase the Notes. Failure to do so would constitute an event of default under our indentures.

No Public Market Exists    The Notes are new securities for which there is
For The Notes              currently no market. Adelphia does not intend to
                           apply for listing of the Notes on any securities exchange or automated quotation system. Although the underwriters have advised Adelphia that they currently intend to make a market in the Notes after the completion of the offering, the underwriters are not obligated to do so, and such market making activities may be discontinued at any time without notice. There can be no assurance that any market for the Notes will develop, or that such a market will provide liquidity for holders of the Notes. If a market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, Adelphia's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused the prices of securities similar to the Notes to fluctuate dramatically. There can be no assurance that, if a market for the Notes were to develop, such a market would not be subject to similar disruption.

If You Convert Your        Adelphia has never declared or paid cash dividends
Notes, It Is Unlikely      on any of its common stock and has no intention of
You Will Receive A         doing so in the foreseeable future. As a result, if
Return On Your Shares      you convert your Notes, it is unlikely that you
Through The Payment Of     will receive a return on your shares through the
Cash Dividends             payment of cash dividends.

Future Sales Of Adelphia   Sales of a substantial number of shares of Class A
Common Stock Could         common stock or Class B common stock, including
Adversely Affect Its       sales by any pledgees of such shares, could
Market Price               adversely affect the market price of Class A common
                           stock and could impair our ability in the future to raise capital through stock offerings. Under various registration rights agreements or arrangements, as of January 17, 2001, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of approximately 25,600,000 shares, Class B common stock, consisting of 19,235,998 shares and the equivalent number of shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                           . for Citizens Cable Company--1,852,302 shares of Class A common stock owned as of October 1, 1999;

                           . for the selling stockholders receiving shares in the Verto Communications, Inc. acquisition-- 2,574,379 shares of Class A common stock;

                           . for an entity controlled by members of the family of John Rigas--5,819,367 shares of Class B (and the underlying Class A) common stock to be purchased by that entity within 270 days following the closing of the Common Stock Offering;

                           . for an entity controlled by members of the family of John Rigas--approximately 3,000,000 shares of Class B (and the underlying Class A) common stock, issuable upon conversion of the notes to be purchased by that entity within 270 days following the closing of this Offering;

                           . for the owners of FrontierVision--7,000,000 shares of Class A common stock in connection with the FrontierVision acquisition;

                           . in connection with the Century Communications Corp. acquisition approximately 48,700,000 shares of Class A common stock; and

                           . in connection with the acquisition of the Greater Cleveland systems from Cablevision Systems Corporation, 10,800,000 shares of Class A common stock.

                           Up to approximately 25,600,000 shares of Class A common stock have been or may be pledged by members of the Rigas family in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

Our Acquisitions And       Because we are experiencing a period of rapid
Expansion Could Involve    expansion through acquisition, the operating
Operational And Other      complexity of Adelphia, as well as the
Risks                      responsibilities of management personnel, have
                           increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                           Our recent and pending acquisitions involve, and our future acquisitions will involve, the acquisition of companies that have previously operated independently. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

Purchasers of Our Common   Persons purchasing Class A common stock will incur
Stock Will Incur           immediate and substantial net tangible book value
Immediate Dilution         dilution.

Forward-Looking            The statements contained or incorporated by
Statements In This         reference in this prospectus supplement that are
Prospectus Supplement      not historical facts are "forward-looking
Are Subject To Risks And   statements" and can be identified by the use of
Uncertainties              forward-looking terminology such as "believes,"
                           "expects," "may," "will," "should," "intends" or
                           "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus supplement, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's Annual Report on Form 10-K, as amended by Form 10-K/A-2, and in Adelphia's Quarterly Reports on
                           Form 10- Q, as amended, is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, dependence on customers and their spending patterns, reliance on vendors, product acceptance, our ability to construct, expand and upgrade our cable systems, fiber optic networks and related facilities, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus supplement are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                USE OF PROCEEDS

   The net proceeds to Adelphia from this Offering described on the cover page of this prospectus supplement, are estimated to be approximately $728.9 million, after deducting estimated underwriting discount and commissions and offering expenses. The net proceeds to Adelphia from the concurrent Common Stock Offering are estimated to be approximately $729.8 million, after deducting estimated underwriting discount and commissions and offering expenses. No requirement exists that we sell any shares in the Common Stock Offering in order to sell the Notes in this Offering. The net proceeds from this Offering and the Common Stock Offering, initially will be invested in cash equivalents or advanced or contributed to Adelphia's subsidiaries which will apply such funds to repay revolving credit facilities of such subsidiaries. As of September 30, 2000, the average effective interest rate on such credit facilities was approximately 8.44%. Subject to compliance with the terms of and to the maturity of the revolving credit facilities, Adelphia expects that these subsidiaries will reborrow these amounts and distribute them to Adelphia which, together with any cash equivalents into which the net proceeds were invested, Adelphia intends to use for general corporate purposes including, in connection with its pending Virginia cluster acquisitions described in "Prospectus Supplement Summary--Recent Developments," for working capital and for other corporate purposes.

   On January 17, 2001, Highland 2000, L.P., an entity controlled by members of the family of John Rigas, agreed to purchase $167.4 million of 6% convertible subordinated notes due 2006 at a per note price equal to the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount, plus an interest factor. The convertible subordinated notes to be purchased in the January 2001 Rigas Notes Direct Placement will be substantially similar to the Notes in this Offering, except that these notes will be convertible into shares of Adelphia's Class B common stock. The net proceeds from the January 2001 Rigas Notes Direct Placement are expected to be similarly advanced to Adelphia's subsidiaries to repay revolving credit facilities, temporarily invested in short term investments or used for general corporate purposes.

   On January 17, 2001, Highland 2000, L.P., an entity controlled by members of the family of John Rigas, agreed to purchase 5,819,367 shares of Adelphia's Class B common stock at a per share price equal to the public offering price set forth on the cover page of a separate prospectus supplement less the underwriting discount, plus an interest factor. The net proceeds from the January 2001 Rigas Common Stock Direct Placement are expected to be similarly advanced to Adelphia's subsidiaries to repay revolving credit facilities, temporarily invested in short term investments or used for general corporate purposes.

                                 CAPITALIZATION
                  (Dollars in thousands except share amounts)

   The following table sets forth the cash and cash equivalents and capitalization of Adelphia as of September 30, 2000, (1) on an actual basis,
(2) on an as adjusted basis to reflect this Offering, the January 2001 Rigas Notes Direct Placement and the estimated impact of the pending Virginia cluster acquisitions and the completed transactions described in "Prospectus Supplement Summary--Recent Developments," exclusive of the Cable Systems Swap and (3) on an as further adjusted basis to reflect the Common Stock Offering, the January 2001 Rigas Common Stock Direct Placement and the items described in (2) above. This table should be read in conjunction with Adelphia's consolidated financial statements and related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement.

                                                 September 30, 2000
                                        ---------------------------------------
                                                         As         As Further
                                          Actual     Adjusted (b)  Adjusted (c)
                                        -----------  ------------  ------------
Cash and cash equivalents.............  $   146,286  $   146,286   $   146,286
Restricted cash.......................       66,652       66,652        66,652
                                        -----------  -----------   -----------
  Total cash, cash equivalents, and
   restricted cash....................  $   212,938  $   212,938   $   212,938
                                        ===========  ===========   ===========
Long-term debt including current
 maturities (a):
  Subsidiary debt.....................  $ 7,582,178  $ 8,527,098   $ 7,547,278
  Parent debt.........................    3,423,233    4,340,609     4,340,609
                                        -----------  -----------   -----------
   Total long-term debt including
    current maturities................   11,005,411   12,867,707    11,887,887
                                        -----------  -----------   -----------
Adelphia Business Solutions redeemable
 exchangeable preferred stock.........      287,584      287,584       287,584
                                        -----------  -----------   -----------
Redeemable exchangeable preferred
 stock................................      148,492      148,492       148,492
                                        -----------  -----------   -----------
Convertible preferred stock, common
 stock and other stockholders' equity:
  5 1/2% Series D convertible
   preferred stock ($575,000
   liquidation preference)............           29           29            29
  Class A common stock, $.01 par
   value, 1,200,000,000 shares
   authorized; 122,875,159 shares
   issued on an Actual basis,
   133,675,159 shares issued on an As
   Adjusted basis and 150,675,159 on
   an As Further Adjusted basis.......        1,228        1,337         1,507
  Class B common stock, $.01 par
   value, 300,000,000 shares
   authorized; 19,235,998 shares
   issued and outstanding on an Actual
   and As Adjusted basis and
   25,055,365 shares issued and
   outstanding on an As Further
   Adjusted basis.....................          192          192           251
Additional paid-in capital............    6,343,607    6,883,498     7,863,089
Accumulated deficit...................   (2,279,624)  (2,279,624)   (2,279,624)
Accumulated other comprehensive loss..      (43,943)     (43,943)      (43,943)
Treasury stock, at cost, 1,091,524
 shares of Class A common stock and
 20,000 shares of 8 1/8% Series C
 cumulative convertible preferred
 stock................................     (149,401)    (149,401)     (149,401)
                                        -----------  -----------   -----------
   Total convertible preferred stock,
    common stock and other
    stockholders' equity .............    3,872,088    4,412,088     5,391,908
                                        -----------  -----------   -----------
     Total capitalization.............  $15,313,575  $17,715,871   $17,715,871
                                        ===========  ===========   ===========

--------
(a) See Note 3 to Adelphia's consolidated financial statements in the Form 10-K/A-2 for a description of long-term debt of Adelphia and its subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the Form 10-K/A-2 and the Form 10-Q/As.
(b) Gives effect to (i) the application of the estimated net proceeds of approximately $728.9 million from this Offering and $167.4 million from the January 2001 Rigas Notes Direct Placement, as described in "Use of Proceeds," and (ii) the estimated impact of the pending Virginia cluster acquisitions and the completed transactions described in "Prospectus Supplement Summary--Recent Developments," exclusive of the Cable Systems Swap.
(c) Gives effect to (i) the application of the estimated net proceeds of approximately $728.9 million from this Offering, $167.4 million from the January 2001 Rigas Notes Direct Placement, approximately $729.8 million from the Common Stock Offering and approximately $250.0 million from the January 2001 Rigas Common Stock Direct Placement as described in "Use of Proceeds," and (ii) the estimated impact of the pending Virginia cluster acquisitions and the completed transactions described in "Prospectus Supplement Summary--Recent Developments," exclusive of the Cable Systems Swap.

          PRICE RANGE OF ADELPHIA'S COMMON EQUITY AND DIVIDEND POLICY

   Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADLAC."

   The following table sets forth the range of high and low closing sale prices of the Class A common stock for the fiscal periods indicated, as reported by the Nasdaq National Market.

                             Class A common stock

                                                               High       Low
                                                             --------- ---------
      1998
        First Quarter Ended 3/31/98......................... $29 5/8   $16 1/2
        Second Quarter Ended 6/30/98........................ $37 1/8   $22 1/8
        Third Quarter Ended 9/30/98......................... $43 5/16  $31 11/16
        Fourth Quarter Ended 12/31/98....................... $47 1/2   $32 5/8
      1999
        First Quarter Ended 3/31/99......................... $63       $45 5/8
        Second Quarter Ended 6/30/99 ....................... $86 9/16  $56
        Third Quarter Ended 9/30/99......................... $68 3/8   $55 1/2
        Fourth Quarter Ended 12/31/99....................... $66       $48 1/2
      2000
        First Quarter Ended 3/31/00......................... $74 7/16  $45
        Second Quarter Ended 6/30/00........................ $49 13/16 $39
        Third Quarter Ended 9/30/00......................... $47 3/8   $24 1/8
        Fourth Quarter Ended 12/31/00....................... $51 5/8   $25 1/4
      2001
        First Quarter (through 1/17/01)..................... $50 5/16  $43 11/16

   As of January 5, 2001, approximately 687 holders of record held our Class A common stock.

   No established public trading market exists for our Class B common stock. As of the date hereof, the Class B common stock was held of record by six persons, all members of the Rigas family, including a Pennsylvania general partnership all of whose partners are members of the Rigas family. The
Class B common stock is convertible into shares of Class A common stock on a one-to-one basis. As of the date of this prospectus supplement, the Rigas family owned 100% of the outstanding Class B common stock.

Dividend Policy

   We have never paid a cash dividend on our common stock and anticipate that for the foreseeable future any earnings will be retained for use in our business. Our ability to pay cash dividends on our common stock is limited by the provisions of our indentures.

                                    DILUTION

   The net tangible book value of Adelphia's common stock as of September 30, 2000 was a deficit of approximately $8,707,969,000 or a negative $61.75 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity, less intangible assets, divided by the number of shares of Adelphia's common stock outstanding. If purchasers of the Notes immediately convert them into Class A common stock the purchasers will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the conversion price per share.

   Net tangible book value dilution per share represents the difference between the conversion price per share of common stock issuable upon conversion of the Notes and the pro forma net tangible book value per share of the common stock immediately after completion of this Offering, assuming immediate conversion of all of the Notes, and excluding the January 2001 Rigas Common Stock Direct Placement, the January 2001 Rigas Notes Direct Placement, the Common Stock Offering and the other pending and completed transactions described in "Prospectus Supplement Summary--Recent Developments." After giving effect to the assumed conversion of the Convertible Subordinated Notes into 13,515,949 shares of Class A common stock at an assumed conversion price of $55.49 per share and after deducting the underwriting discount and commissions and estimated offering expenses, the pro forma net tangible book value of Adelphia as of September 30, 2000 was a deficit of approximately $7,979,094,000 or negative $51.63 per share of common stock. This represents an immediate increase in net tangible book value of $10.12 per share to existing stockholders and an immediate dilution of net tangible book value of $107.12 per share to purchasers of the Notes who immediately convert them into Class A common stock, as illustrated in the following table:

Assumed public conversion price per share of Class A common
 stock.......................................................          $  55.49
  Net tangible book value per share of common stock before
   this Offering............................................. $(61.75)
  Increase per share of common stock attributable to
   this Offering.............................................   10.12
                                                              -------
Pro forma net tangible book value per share of common stock
 after this Offering.........................................            (51.63)
                                                                       --------
Net tangible book value dilution per share...................          $(107.12)
                                                                       ========

                              DESCRIPTION OF NOTES

   Adelphia Parent Company will issue the Notes under an Indenture, as supplemented by a supplemental indenture (as supplemented, the "Indenture") between Adelphia and The Bank of New York, successor entity by acquisition to Harris Trust Company of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

   The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. Adelphia urges you to read the Indenture because it, and not this description, will define your rights as a holder of the Notes. Adelphia will file a copy of the Indenture as an exhibit to a Form 8-K that will be incorporated by reference into the registration statement which includes this prospectus supplement. You can find the definitions of certain terms used in this description under the subheading "Certain Definitions," and other definitions are contained in the Indenture.

   In this section of the prospectus supplement entitled "Description of Notes" when we refer to Adelphia, or "we," "our," or "us," we are referring only to Adelphia Parent Company and not any of its subsidiaries.

General

   The Notes are unsecured obligations, subordinated in right of payment to all of Adelphia's existing and future Senior Debt (as defined below) as described under "--Subordination" and convertible into Adelphia's Class A Common Stock as described under "--Conversion Rights." The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or the issuance or repurchase of Adelphia's securities. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction by Adelphia except to the extent described under "--Repurchase at the Option of Holders." The Notes are not guaranteed by any of Adelphia's subsidiaries.

   The operations of Adelphia Parent Company are conducted through its subsidiaries. Therefore, Adelphia Parent Company is dependent on the earnings, if any, and cash flow of and distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to the Notes. Because the assets of its subsidiaries and other investments constitute substantially all of the assets of Adelphia Parent Company, and because those subsidiaries and other investments will not guarantee the payment of principal of and interest on the Notes, the claims of holders of the Notes effectively will be subordinated to the claims of creditors of those entities.

   Adelphia will issue Notes in this offering with a maximum aggregate principal amount of $750.0 million ($862.5 million if the over-allotment option is exercised in full). The Notes mature on February 15, 2006. Interest on the Notes accrues at a rate of 6% per annum from the date of original issuance, payable semiannually on February 15 and August 15, commencing on August 15, 2001. Adelphia will make each interest payment to the holders of record of the Notes on February 1 and August 1 immediately preceeding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   The Notes will be payable both as to principal and interest on presentation of the Notes if in certificated form at the offices or agencies Adelphia maintains for such purpose within the City and State of New York or, at Adelphia's option, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes or by wire transfer of immediately available funds to an account previously specified in writing by such holder to Adelphia and the Trustee. Until otherwise designated by Adelphia, Adelphia's office or agency in New York will be the offices of the Trustee maintained for such purpose. Except in the limited circumstances described below, the Notes will be issued in registered book-entry form, without coupons, and in denominations of $1,000 and integral multiples of $1,000 and will be represented by one or more Global Notes.

Conversion Rights

   The holder of any Note will have the right, exercisable at any time after the date of original issuance of the Note and before the close of business on the Business Day immediately preceding the maturity date, to convert the principal amount of the Note (or any portion of it that is an integral multiple of $1,000) into shares of Adelphia's Class A common stock at the conversion price set forth on the cover page of this prospectus supplement, subject to adjustment as described below, which Adelphia refers to as the "Conversion Price." The foregoing notwithstanding, if a Note is called for redemption, the conversion right will terminate at the close of business on the Business Day immediately preceding the date fixed for redemption, unless Adelphia defaults in making the payment due on the redemption date.

   Except as described in this paragraph, Adelphia will not make any payment or other adjustment for accrued interest on the Notes or dividends on any Class A common stock issued upon conversion of the Notes. If any Notes are converted during the period after any record date for the payment of an installment of interest but before the next interest payment date, interest on such notes will be paid on the next interest payment date, notwithstanding such conversion, to the holder of record on the record date of those Notes. Any Notes that are, however, delivered to Adelphia for conversion after any record date but before the next interest payment date must, except as described in the next sentence, be accompanied by a payment equal to the interest payable on such interest payment date on the principal amount of notes being converted. Adelphia will not require the payment to Adelphia described in the preceding sentence if, during that period between a record date and the next interest payment date, a conversion occurs on or after the date that Adelphia has issued a redemption notice and prior to the date of redemption. No fractional shares will be issued upon conversion, but a cash adjustment will be made for any fractional shares.

   The Conversion Price is subject to adjustment upon the occurrence of certain events, including:

  (1) the issuance of shares of Class A common stock as a dividend or distribution on the Class A common stock;

  (2) the subdivision or combination of the outstanding Class A common stock;

  (3) the issuance to substantially all holders of Class A common stock of rights or warrants to subscribe for or purchase Class A common stock (or securities convertible into Class A common stock) at a price per share less than the then Current Market Price per share (as defined);

  (4) the distribution of shares of Adelphia's capital stock (other than Class A common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (5) below) to all holders of Class A common stock;

  (5) the distribution, by dividend or otherwise, of cash to all holders of Class A common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of Class A common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments in respect of each tender offer by Adelphia or any of Adelphia's subsidiaries for Class A common stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 10% of the product of the Current Market Price per share on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of Class A common stock outstanding on such date;

  (6) the payment of an Excess Payment in respect of a tender offer by Adelphia or any of Adelphia's subsidiaries for Class A common stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all other Excess Payments in respect of each tender offer by Adelphia or any of its subsidiaries for Class A common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 10% of the product of the Current Market Price per share on the expiration of the tender offer, as the case may be, times the number of shares of Class A common stock outstanding on that date; and

  (7) the distribution to substantially all holders of Class A common stock of rights or warrants to subscribe for securities (other than those referred to in clause (3) above). In the event of a distribution to substantially all holders of Class A common stock of rights to subscribe for additional shares of Adelphia's capital stock (other than those referred to in clause (3) above), Adelphia may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a Note who converts the Note after the record date for the distribution and prior to the expiration or redemption of the rights will be entitled to receive upon that conversion, in addition to shares of Class A common stock, an appropriate number of rights.

  (8) the occurrence of a Change of Control, in which both (a) our stockholders receive consideration per share of Class A common stock that is greater than the Conversion Price, without giving effect to the adjustment described below, at the effective time of the Change of Control, and (b) at least 10% of the total consideration paid to our stockholders consists of cash, cash equivalents, securities or other assets (other than publicly traded securities), which we refer to as "non-public consideration." In such circumstances, upon conversion of the Notes after the Change of Control, in addition to the Class A common stock or other securities deliverable upon the conversion of the Notes as described under "Conversion Rights" and in paragraphs (1) through (7) above, the holder will receive a number of publicly traded securities of the acquiror determined through the following calculation:

         PV cashflows X (non-public consideration/total consideration)
               ------------------------------------------------
                              Acquiror stock price

     Where
     PV cashflows   = the present value of the aggregate interest payments that would have been payable on the Notes from the date of
                      conversion through February 16, 2004, calculated using a
                      discount rate equal to the yield to maturity of U.S.
                      Treasury securities having a maturity closest to, but not
                      later than, February 16, 2004

 Total consideration    = the total value of the consideration payable to our
                          stockholders at the effective time of the Change of
                          Control, with the value of any assets or securities
                          other than cash or a publicly traded security being
                          determined in good faith by our Board of Directors
                          based upon an opinion as to that value obtained from
                          an accounting, appraisal or investment banking firm
                          of international standing
 Acquiror stock price   = the price per security of the acquiror's publicly
                          traded securities delivered in connection with the
                          Change of Control transaction at the effective time
                          of the Change of Control

provided, however, that if the consideration received by our stockholders in respect of the Change of Control consists of at least 75% non-public consideration or if the acquiror's common stock is not publicly traded, then upon conversion of the Notes after the Change of Control, in lieu of issuing additional securities of the acquiror, as set forth above, the holder will be entitled to receive an additional amount in cash calculated as follows:

         PV cashflows X (non-public consideration/total consideration)

No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

   If Adelphia reclassifies or changes its outstanding Class A common stock, or consolidates with or merges into or transfers or leases all or substantially all of its assets to any person, or Adelphia is a party to a merger that reclassifies or changes Adelphia's outstanding Class A common stock, the Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Notes would have owned immediately after the transaction if the holders had converted the Notes immediately before the effective date of the transaction.

   The Indenture also provides that if rights, warrants or options expire unexercised, the Conversion Price will be readjusted to take into account the actual number of warrants, rights or options which were exercised.

   Adelphia may decrease the Conversion Price for any period of at least 20 days, upon at least 15 days notice, if Adelphia's Board of Directors determines that such decrease would be in Adelphia's best interest. The Board of Directors' determination in this regard will be conclusive. Adelphia will give holders of the Notes at least 15 days notice of such a decrease in the Conversion Price. Any decrease, however, will not be taken into account for such purposes of determining whether the closing price of Adelphia's Class A common stock exceeds the Conversion Price by 105% in connection with an event which would otherwise be a Change of Control.

   Adelphia will be permitted to make such reductions in the Conversion Price as Adelphia, in Adelphia's discretion, determines to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by Adelphia to its stockholders will not be taxable to the recipients.

Subordination

   The Notes will be subordinate in right of payment to all of Adelphia's existing and future Senior Debt. The Indenture does not restrict the amount of Senior Debt or other Indebtedness that Adelphia or any of its subsidiaries can incur. As of September 30, 2000, as adjusted for the Notes offering and the pending and completed transactions described in "Prospectus Supplement Summary--Recent Developments," except for the Cable Systems Swap, the Notes would be subordinated to $3.4 billion of Senior Debt of Adelphia Parent Company. In addition, all liabilities of Adelphia's subsidiaries will be effectively senior in right of payment to the Notes. As of September 30, 2000 and as adjusted for the Notes Offering, the January 2001 Rigas Notes Direct Placement and the pending Virginia cluster acquisitions and the completed transactions described in "Prospectus Supplement Summary--Recent Developments," except for the Cable Systems Swap, the total public indebtedness and indebtedness of such subsidiaries to banks and institutions, on a consolidated basis, aggregated approximately $8.5 billion. See "Risk Factors-- Holding Company Structure and Potential Impact of Restrictive Covenants in Subsidiary Debt Agreements." In addition, at September 30, 2000, Adelphia Business Solutions had $287.6 million in redeemable exchangeable preferred stock.

   The payment of the principal of, interest on or any other amounts due on the Notes is subordinated in right of payment to the prior payment in full of all of Adelphia's existing and future Senior Debt. No payment on account of principal of, redemption of, interest on or any other amounts due on the Notes, including, without limitation, any payments on the Fundamental Change Offer, and no redemption, purchase or other acquisition of the Notes may be made, except payments comprised solely of Permitted Junior Securities, if:

  (1) a default in the payment of Designated Senior Debt occurs and is continuing beyond any applicable period of grace (called a "Payment Default"); or

  (2) a default other than a Payment Default on any Designated Senior Debt occurs and is continuing that permits the holders of Designated Senior Debt to accelerate its maturity, and the Trustee receives a notice of such default (called a "Payment Blockage Notice") from Adelphia or any other person permitted to give such notice under the Indenture (called a "Non-Payment Default").

   Adelphia may resume payments and distributions on the Notes:

  (1) in the case of a Payment Default, upon the date on which such default is cured or waived or ceases to exist; and

  (2) in the case of a Non-Payment Default, the earliest of the date on which such Non-Payment Default is cured or waived or ceases to exist or 180 days from the date notice is received, if the maturity of the Designated Senior Debt has not been accelerated.

   Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing or continuing at the time of notice on the same issue of Designated Senior Debt may be given and no new Payment Blockage Period may be commenced by the holders of Designated Senior Debt unless 360 consecutive days have elapsed since the initial effectiveness of the immediately preceding Payment Blockage Notice.

   Upon any distribution of Adelphia's assets in connection with any dissolution, winding-up, liquidation or reorganization of Adelphia or acceleration of the principal amount due on the Notes because of any Event of Default, all Senior Debt must be paid in full before the holders of the Notes are entitled to any payments whatsoever (except payments comprised solely of Permitted Junior Securities). If the payment of the Notes is accelerated because of an Event of Default, Adelphia or the Trustee shall promptly notify the holders of Senior Debt or the Trustee(s) for the Senior Debt of the acceleration.

   As a result of these subordination provisions, in the event of Adelphia's insolvency, holders of the Notes may recover ratably less than the holders of Adelphia's Senior Debt and Adelphia's general creditors.

   If the Trustee or any holder of Notes receives any payment or distribution of Adelphia's assets of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, in respect of the Notes before all Senior Debt is paid in full, then the payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

   The Notes are Adelphia's exclusive obligations. Since Adelphia's operations are conducted through Adelphia's subsidiaries, its cash flow and its consequent ability to service debt, including the Notes, will depend in part upon the earnings of its subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by those subsidiaries to, Adelphia. The payment of dividends and the making of loans and advances to Adelphia by Adelphia's subsidiaries may be subject to statutory or contractual restrictions, will depend upon the earnings of those subsidiaries and are subject to various business considerations.

   Adelphia's right to receive assets of any of Adelphia's subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Notes to participate in those assets, is effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that Adelphia is recognized as a creditor of that subsidiary, in which case Adelphia's claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Adelphia.

   The Indenture does not limit the amount of additional indebtedness, including Senior Debt, which Adelphia can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness and other liabilities which any subsidiary can create, incur, assume or guarantee. The instrument, agreement or other document evidencing any Designated Senior Debt may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt.

Optional Redemption of the Notes

   At any time on or after February 16, 2004, Adelphia may redeem any portion of the Notes, in whole or in part, on at least 30 days but no more than 60 days' notice at the following prices (expressed as a percentage of the principal amount), together with accrued and unpaid interest to, but excluding, the redemption date:

                                                   Redemption
           Redemption Period                         Price
           -----------------                       ----------
      February 16, 2004 through February 14, 2005    102.40%
      February 15, 2005 through February 14, 2006    101.20%

and 100.00% of the principal amount on February 15, 2006.

   If Adelphia redeems less than all of the outstanding Notes, the Trustee will select the Notes to be redeemed in multiples of $1,000 by lot, pro rata or any other method the Trustee considers fair and appropriate. If a portion of your Notes is selected for partial redemption and you convert a portion of the Notes, the portion selected for redemption will be converted. Adelphia may not give notice of any redemption if Adelphia has defaulted in payment of interest and the default is continuing.

Mandatory Redemption

   Adelphia is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

   If a Fundamental Change occurs, holders of Notes will have the right, at their option, to require Adelphia to repurchase all of such holder's Notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000, pursuant to a Fundamental Change Offer. In the Fundamental Change Offer, Adelphia will offer a Fundamental Change Payment in cash equal to 100% of the aggregate principal amount of the Notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.

   Within 10 days following any Fundamental Change, we will mail a notice to each holder and the Trustee describing the transaction or transactions that constitute the Fundamental Change, offering to repurchase the Notes on a certain date (which shall not exceed 30 Business Days from the date of such notice) (the "Fundamental Change Payment Date") specified in such notice, pursuant to the procedures required by the Indenture and described in such notice.

   On the Fundamental Change Payment Date, Adelphia will, to the extent lawful:

  (1) accept for payment all the Notes or portions thereof properly tendered pursuant to the Fundamental Change Offer;

  (2) deposit with the paying agent an amount equal to the Fundamental Change Payment in respect of all the Notes or portions thereof so tendered; and

  (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate, stating the aggregate principal amount of Notes or portions thereof being purchased.

   The paying agent will promptly mail to each holder of Notes so tendered the Fundamental Change Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount or principal amount at maturity, as applicable, to any unpurchased portion of the Note surrendered, if any; provided that each such new Note will be in a principal amount or principal amount at maturity, as applicable, of $1,000 or an integral multiple thereof.

   The provisions described above that require us to make a Fundamental Change Offer following a Fundamental Change will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above, the Indenture does not contain provisions that permit the holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

   Adelphia will not be required to make a Fundamental Change Offer following a Fundamental Change if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Fundamental Change Offer made by Adelphia and purchases all of the Notes validly tendered and not withdrawn under such Fundamental Change Offer.

   The holders of Notes will have the right, at their option, to require Adelphia to repurchase all of the holders' Notes not previously called for redemption or repurchase, or any portion of the principal amount thereof, equal to $1,000 or an integral multiple thereof, if at any time, (1) the Rigas Family or any of its Affiliates purchases, in a transaction or series of transactions, shares of Class A common stock, and solely as a result of such purchases, the aggregate number of shares of Class A common stock held by the Rigas Family and its Affiliates exceeds 70% of the total number of shares of Class A common stock issued and outstanding at such time and (2) the closing price per share of the Class A common stock for any five trading days within the period of the 10 consecutive trading days immediately after the later of the last date of such purchase or the public announcement of such purchase is less than 100% of the conversion price of the Notes in effect on each of those trading days, Adelphia will then offer a payment equal to 100% of the aggregate principal amount of the Notes to be repurchased together with the interest accrued to, but excluding, the repurchase date. For purposes of this "Description of Notes" such event shall constitute a "Change of Control," and Adelphia will follow procedures substantially similar to the procedures for a Fundamental Change Offer as outlined above and described further in the indenture.

   For purposes of the foregoing paragraph, a purchase will not include any shares of Class A common stock acquired by the Rigas Family or its Affiliates as a result of the exchange or conversion of shares of Adelphia's Class B common stock, and the calculation of the number of shares of Class A common stock held by the Rigas Family and its affiliates will not include securities exchangeable or convertible into shares of Class A common stock.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Adelphia and its subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less then all of the assets of Adelphia and its subsidiaries, taken as a whole, to another Person or group may be uncertain.

   The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

   In addition to the Notes, Adelphia has outstanding 10 7/8% Senior Notes due 2010, 9 3/8% Senior Notes due 2009, 7 7/8% Senior Notes due 2009, 7 1/2% Senior Notes due 2004, 7 3/4% Senior Notes due 2009, 8 1/8% Senior Notes due 2003,
8 3/8% Senior Notes due 2008, 9 1/4% Senior Notes due 2002, 9 7/8% Senior Notes due 2007, 10 1/2% Senior Notes due 2004, 9 1/2% Senior Pay-In-Kind Notes due 2004 and 9 7/8% Senior Debentures due 2005. For ease of reference, we refer to all of this debt as Adelphia's other public debt in this prospectus supplement.

   The Indentures for Adelphia's other public debt, which together represent outstanding indebtedness in the aggregate principal amount of approximately $3.4 billion as of September 30, 2000, provide that Adelphia must make an offer to purchase such debt at a purchase price equal to

100% of the principal amount thereof, plus any accrued but unpaid interest thereon, in the event of circumstances which trigger a "Change of Control" as defined in those indentures. In addition, the credit agreements of Adelphia's subsidiaries generally contain provisions under which circumstances that would constitute a Change of Control under this covenant may constitute an event of default under such credit agreements. In the event that Adelphia is required to purchase its outstanding other public debt and the Notes in accordance with such provisions, and the indebtedness under subsidiary credit agreements were to be accelerated, the source of funds for such purchase or payments will be Adelphia's available cash, cash generated from Adelphia's operating activities, and other sources including borrowings, asset sales or equity sales. There can be no assurance that sufficient funds would be available to make any required repurchases under the Indenture and under the indentures for Adelphia's other public debt or any such required payments under such credit agreements. Although in the past Adelphia has been able to both refinance its indebtedness or obtain new financing, there can be no assurance that Adelphia would be able to do so under such circumstances or that, if Adelphia were able to do so, the terms would be favorable to Adelphia. In the event that Adelphia is required to make a Fundamental Change Offer, Adelphia will comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

Consolidation, Merger and Sale of Assets

   Adelphia may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:

  (1) Adelphia shall be the continuing Person, or the Person (if other than Adelphia) formed by such consolidation or into which Adelphia is merged or to which the properties and assets of Adelphia are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Adelphia under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; and

  (2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

   In connection with any consolidation, merger or transfer contemplated by this provision, Adelphia shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

Modification of Indenture

   From time to time Adelphia and the Trustee may without the consent of any holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. Adelphia and the Trustee, with the consent of holders of at least one-half in principal amount of the outstanding Notes, may modify or supplement the Indenture with respect to the Notes, except that no such modification shall, without the consent of each holder affected thereby:

  (1) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes;

  (2) reduce the rate of or change the time for payment of interest on any Note;

  (3) reduce the principal of or change the stated maturity of any Note;

  (4) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York;

  (5) change the amount or time of any payment required by the Notes or provide for the redemption of the Notes prior to maturity;

  (6) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note; or

  (7) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

Events of Default

   The following events are defined in the Indenture as "Events of Default" with respect to the Notes:

  (1) default in payment of any principal of such Notes when due, at its stated maturity, upon optional redemption, in connection with a Fundamental Change Offer or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture;

  (2) default for 30 days in payment of any interest on such Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture;

  (3) default by Adelphia in the observance or performance of any other covenant in such Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of such Notes then outstanding;

  (4) failure to pay when due principal, interest or premium aggregating $10,000,000 or more with respect to any Indebtedness of Adelphia or any Restricted Subsidiary or the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within ten days after written notice as provided in the Indenture;

  (5) any final judgment or judgments for the payment of money in excess of $10,000,000 shall be rendered against Adelphia or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or

  (6) certain events involving bankruptcy, insolvency or reorganization of Adelphia or any Restricted Subsidiary with liabilities of greater than $10,000,000 under GAAP as of the date of such bankruptcy, insolvency or reorganization.

   The Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

   If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable, subject to the provisions limiting payment described in "-- Subordination," the principal amount of all of the Notes then outstanding plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of Notes.

   The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or of the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

   No holder of the Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note.

Reports to Holders

   So long as Adelphia is subject to the periodic reporting requirements of the Exchange Act it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. Even if Adelphia is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission (at such time as it would be required to file such reports under the Exchange Act) and to the Trustee and the holders of the Notes (within 15 days thereafter as required by the Indenture) as if it were subject to such periodic reporting requirements.

Compliance Certificate

   Adelphia will deliver to the Trustee on or before 105 days after the end of its fiscal year and on or before 50 days after the end of its second fiscal quarter in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

Global Notes

   Adelphia has established a depositary arrangement with The Depository Trust Company with respect to the Notes, the terms of which are summarized below.

   Upon issuance, all Notes will be represented by one or more Global Notes. The Global Notes representing the Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Notes may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

   So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be the sole holder of the Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, each actual purchaser of each Note represented by a Global Note ("Beneficial Owner") will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Note representing the Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a holder under such Global Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note representing the Notes.

   The Global Notes representing the Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies Adelphia that it is unwilling or unable to continue as Depositary for the Global Notes, (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act, (iii) Adelphia in its sole discretion determines that the Global Notes shall be exchangeable for certificated Notes or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, the certificated Notes shall be registered in the names of the Beneficial Owners of the Global Notes representing the Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

   The following is based on information furnished by the Depositary:

     The Depositary will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee) or such other name as may be requested by an authorized representative of the Depositary. Fully registered Global Notes will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with the Depositary.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among

  Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized/book-entry changes to Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct Participants are on file with the Commission.

     Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect
  Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes representing the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of the Notes representing the Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

     To facilitate subsequent transfers, all Global Notes representing the Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of the Depositary. The deposit of Global Notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Notes representing the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. (nor such other Depositary nominee) will consent or vote with respect to the Global Notes representing the Notes. Under its usual procedure, the Depositary mails an omnibus proxy to Adelphia as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     Principal, premium, if any, and/or interest, if any, on the Global Notes representing the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary's practice is to credit Direct Participants' accounts, upon the Depositary's receipt of funds and corresponding detail information from Adelphia or the Trustee on payable date in accordance with their respective holdings shown on the Depositary's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or Adelphia, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of Adelphia or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Adelphia or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

     Adelphia may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

   The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that Adelphia believes to be reliable, but Adelphia takes no responsibility for the accuracy thereof.

The Trustee

   The Bank of New York, successor entity by acquisition to Harris Trust Company of New York, is to be the Trustee under the Indenture and is the initial Registrar and Paying Agent with regard to the Notes. The Bank of New York also serves as Registrar and Paying Agent and Trustee under the indentures with respect to Adelphia's 10 7/8% Senior Notes due 2010, 9 3/8% Senior Notes due 2009, 7 7/8% Senior Notes due 2009, 7 1/2% Senior Notes due 2004, 7 3/4% Senior Notes due 2009, 8 1/8% Senior Notes due 2003, 8 3/8% Senior Notes due 2008, 9 1/4% Senior Notes due 2002, 9 7/8% Senior Notes due 2007, 10 1/2%
Senior Notes due 2004, 9 1/2% Senior Pay-In-Kind Notes due 2004 and 9 7/8% Senior Debentures due 2005 as well as indentures with respect to Adelphia Business Solutions' and Olympus' public debt. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

   Set forth below is a summary of some of the defined terms used in the covenants contained in the Indenture. We refer you to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "Affiliate" means a Person:

  (1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

  (2) which beneficially owns or holds 10% or more of any class of the voting Capital Stock of such Person; or

  (3) of which 10% or more of the voting Capital Stock is beneficially owned or held by such Person or a Subsidiary of such Person.

   Without limitation, an Affiliate also includes any director or executive officer of Adelphia. As used herein, "Affiliate" shall not include a Restricted Subsidiary.

   "Business Day" means any date which not a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

   "Capital Stock" means:

  (1) in the case of a corporation, corporate stock;

  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

   "Change of Control" means the occurrence of any of the following:

  (1) The sale, transfer, conveyance, lease or other disposition (including by way of liquidation or dissolution, but excluding by way of merger or consolidation), in one or a series or related transactions, of all or substantially all of the assets of Adelphia Communications Corporation and its subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act);

  (2) the adoption of a plan relating to the liquidation or dissolution of Adelphia Communications Corporation;

  (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act), other than the Rigas Family and its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
      Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting capital stock of Adelphia and
      (b) the Rigas Family, together with its Affiliates, is not at such time the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting capital stock of Adelphia.

  (4) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted Adelphia's Board of Directors (together with any new directors whose election by Adelphia's Board of Directors or whose nomination for election by Adelphia's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by the Rigas Family and its Affiliates at a time when they had the right or ability by voting right, contract or otherwise to elect or designate for election a majority of Adelphia's Board of Directors) cease for any reason to constitute a majority of the directors then in office; or

  (5) Adelphia consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Adelphia, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Adelphia is converted into or exchanged for cash securities or other property, other than any such transaction where the Voting Stock of Adelphia outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person immediately after giving effect to such issuance.

   However, a Change of Control will not be deemed to have occurred if either
(A) the closing price per share of the Class A Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change of Control or the public announcement of the Change of Control, in the case of a Change of Control relating to an acquisition of Voting Stock, or the period of 10 consecutive trading days ending immediately before the Change of Control, in the case of Change of Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the Conversion Price of the Notes in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change of Control under clause
(3) and/or clause (5) above issuable to the holders of the Class A Common Stock, consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following such merger or consolidation) and as a result of such merger or consolidation the Notes become convertible into such common stock.

   "Current Market Price" per share of Class A Common Stock on any date means the average of the daily closing or last sale prices for the shorter of:

  (1) 10 consecutive Business Days ending on the last full trading day on the exchange or market referred to in determining the daily closing or last sale prices prior to the time of determination (as defined in the Indenture); or

  (2) the period commencing on the date next succeeding the first public announcement of the issuance of rights or warrants or distribution through the last full trading day prior to the time of determination.

   "Designated Senior Debt" means:

  (1) Indebtedness outstanding on the date of the Indenture; and

  (2) Adelphia's obligations under any particular Senior Debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which Adelphia is a party, expressly provides that such indebtedness shall be Designated Senior Debt for purposes of the Indenture.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

   "Excess Payment" means the excess of:

  (1) the aggregate of the cash and value of other consideration paid by Adelphia or any of its subsidiaries with respect to shares acquired in a tender offer over

  (2) the market value of such acquired shares after giving effect to the completion of a tender offer.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Fundamental Change" means a Change of Control or a Termination of Listing.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

   "Indebtedness" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

  (1) any Capitalized Lease Obligations,

  (2) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed,

  (3) guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor),

  (4) in the case of Adelphia, Preferred Stock of its Restricted
      Subsidiaries; and

  (5) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing.

   Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable.

   "Interest Rate Agreements" means, with respect to any Person, the obligations of such Person under:

  (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Permitted Junior Securities" means:

  (1) shares of stock of any class of Adelphia other than Disqualified
      Stock; or

  (2) securities of Adelphia other than Disqualified Stock that are subordinated in right of payment to all Senior Debt that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the Notes are so subordinated pursuant to the terms of the Indenture.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Restricted Subsidiary" means:

  (1) any Subsidiary of Adelphia, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary or shall have been classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia; and

  (2) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia, provided that on and after the date of such reclassification such Unrestricted Subsidiary shall not incur Indebtedness other than that permitted to be incurred by a Restricted Subsidiary under the provisions of the Indenture.

   "Rigas Family" means collectively John J. Rigas and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of Adelphia's Capital Stock beneficially owned by any of the foregoing have been transferred.

   "Senior Debt" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of Adelphia, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Adelphia.

   Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

  (1) Indebtedness of or amounts owed by Adelphia for compensation to employees, or for goods or materials purchased or for services obtained in the ordinary course of business;

  (2) Adelphia's Indebtedness to any of Adelphia's subsidiaries; or

  (3) Adelphia's Indebtedness that expressly provides that it shall not be senior in right of payment to the Notes or expressly provides that it is on the same basis or junior to the Notes.

   "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired:

  (1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

  (2) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

   "Termination of Listing" means that the Class A Common Stock (or other Capital Stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor quoted on the Nasdaq National Market.

   "Unrestricted Subsidiary" means:

  (1) any Subsidiary of an Unrestricted Subsidiary;

  (2) any Subsidiary of Adelphia which is classified after the date of the Indenture as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia; and

  (3) any subsidiary which as of the date of the Indenture has been declared an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Adelphia;

provided that the Trustee shall be given prompt notice by Adelphia of each resolution adopted by its Board of Directors under this provision, together with a copy of each such resolution adopted.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

                          DESCRIPTION OF CAPITAL STOCK

   Adelphia's authorized capital stock consists of 1,200,000,000 shares of Class A common stock, 300,000,000 shares of Class B common stock, and 50,000,000 shares of preferred stock. For a further description of the terms and conditions of our capital stock, see "Description of Capital Stock" in the attached prospectus.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes and of Class A common stock into which the Notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (IRS) might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of Notes or Class A common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that purchase Notes in the initial offering at their issue price and hold the Notes or Class A common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States, corporations organized under the laws of the United States or any state and estates the income of which is subject to United States federal income taxation regardless of its source. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations, estates or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. Income earned through a foreign or domestic partnership or similar entity is subject to special rules not discussed here. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

   INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

 Taxation of Interest

   U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than qualified stated interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the Notes will not be issued with original issue discount.

 Sale, Exchange or Redemption of the Notes

   A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a Note in a sale, redemption or exchange other than a conversion of the Note into Class A common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the Note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the Note. The holder's tax basis in the Note will generally equal the amount the holder paid for the Note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the Note will be long-term capital gain or loss if the holder held the Note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitation.

 Conversion of the Notes

   A U.S. Holder generally will not recognize any income, gain or loss on converting a Note into Class A common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the Class A common stock will equal his adjusted basis in the corresponding Note, less any portion allocable to any cash received in lieu of fractional shares. The holder's holding period for the stock will include the period during which he held the Note.

 Dividends

   If, after a U.S. Holder converts a Note into Class A common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in its Class A common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any distribution received that is considered a dividend.

   The terms of the Notes allow for changes in the conversion price of the Notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of Class A common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

 Sale of Class A Common Stock

   A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of Class A common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, while the deductibility of capital losses is subject to limitation.

Special Tax Rules Applicable to Non-U.S. Holders

 Taxation of Interest

   Payments of interest to Non-U.S. Holders are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the Notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that

  . owns, directly or indirectly, at least 10 percent of our voting stock, or

  . is a bank and the interest is received on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business,

  . is a "controlled foreign corporation" that is related to us.

In general, a foreign corporation is a controlled foreign corporation if at least 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock.

   The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If the holder holds the Note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

 Sale, Exchange or Redemption of Notes

   Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of Notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

  . the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

  . the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

  . the noteholder is treated as a stockholder of Adelphia and we are, or have been, a "U.S. real property holding corporation" ("USRPHC") at any time within the shorter of the five-year period before the sale, exchange or redemption of the Notes or such noteholder's holding period.

For USRPHC purposes, the noteholder will be treated as owning the stock that the noteholder could acquire on conversion of its Notes. Although not free from doubt, we believe that we are not, and have not been for the past five years, a USRPHC.

 Conversion of the Notes

   A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a Note into Class A common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders--Sale of Common Stock," below.

 Dividends

   Dividends paid to a Non-U.S. Holder on Class A common stock received on conversion of a Note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest." A Non-U.S. Holder may also be required to provide a United States taxpayer identification number.

 Sale of Class A Common Stock

   Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of Class A common stock. This general rule, however, is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders-- Sale, Exchange or Redemption of Notes."

 Income or Gains Effectively Connected With a U.S. Trade or Business

   The preceding discussion of the tax consequences of the purchase, ownership or disposition of Notes or Class A common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the Notes, dividends on Class A common stock, or gain from the sale, exchange or other disposition of the Notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

 U.S. Federal Estate Tax

   The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The Notes will not be U.S. situs property as long as interest on the Notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest." Because we are a U.S. corporation, our Class A common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

Backup Withholding and Information Reporting

   The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

   Payments of interest or dividends to individual U.S. Holders of Notes or Class A common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

   The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception based on a non-U.S. status certificate. Therefore, payments of dividends on Class A common stock, or interest on Notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders--Taxation of Interest."

   Payments made to U.S. Holders by a broker upon a sale of Notes or Class A common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

   Payments made to Non-U.S. Holders by a broker upon a sale of Notes or Class A common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

   Any amounts withheld from a payment to a holder of Notes or Class A common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

   THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of Notes set forth opposite the name of such underwriter.

                                                                Principal Amount
Name                                                                of Notes
----                                                            ----------------
Salomon Smith Barney Inc.......................................   $375,000,000
Banc of America Securities LLC.................................   $375,000,000
                                                                  ------------
  Total........................................................   $750,000,000
                                                                  ============

   The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes (other than those covered by the over-allotment option described below).

   The underwriters, for whom Salomon Smith Barney Inc. and Banc of America Securities LLC are acting as representatives, have advised us that the Notes will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 2.75% of the principal amount of Notes. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $112,500,000 principal amount of Notes at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase additional principal amount of Notes approximately proportionate to such underwriter's initial purchase commitment.

   Adelphia and the Rigas family have agreed that, for a period of 90 days after the date of this prospectus supplement, they will not, without the prior written consent of Banc of America Securities LLC and Salomon Smith Barney Inc. offer, sell, contract to sell or otherwise dispose of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or grant any options or warrants to purchase shares of Class A common stock (except in connection with pending acquisitions, other strategic acquisitions and certain other permitted transactions).

   The Rigas family has agreed, subject to certain exceptions, not to sell any of their shares of our Class B common stock without the prior written consent of a majority of the independent members of our Board of Directors for a period of 180 days from the closing of the January 2001 Rigas Notes Direct Placement, but not to exceed a year from the closing of this Offering.

   The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

   Also, because the net proceeds to us from the offering may be paid to affiliates of all of the underwriters other than Salomon Smith Barney Inc. to repay existing loans, the offering is being conducted in accordance with Rule 2710(c)(8) and Rule 2720 of the NASD. That rule requires that the yield on the Notes can be no lower than that recommended by a "qualified independent underwriter," as defined by the NASD. Salomon Smith Barney Inc. has served in this capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus supplement forms a part. Salomon Smith Barney Inc. has not received any additional compensation for such role.

   We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000. The representatives of the underwriters have agreed to reimburse us for certain expenses in connection with this Offering.

   The underwriters and certain of their affiliates have provided and may in the future provide investment banking and other financial services to us and certain of our affiliates for which they have received and will receive customary fees. The underwriters and their affiliates acted as underwriters of the public debt and common stock of both us and our affiliates. In addition, the underwriters and their affiliates, acted as lenders under our existing credit facilities, including the January 2001 Credit Facility entered into by certain of our subsidiaries and affiliates. See "Prospectus Supplement Summary--Recent Developments--January 2001 Credit Facility," "Risk Factors-- High Level of Indebtedness" and "Use of Proceeds."

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

   Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                             COMMON STOCK OFFERING

   Concurrently with the Notes being offered hereby, Adelphia is offering 17,000,000 shares of Adelphia Class A common stock. These shares of Class A common stock will only be offered by delivery of a separate prospectus supplement relating to such offering. No requirement exists that we sell shares of Class A common stock in order to sell the Notes offered hereby. We could decide not to sell these shares of Class A common stock or to sell more or less shares of Class A common stock than we presently are offering in the Common Stock Offering.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus supplement, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

   We are incorporating by reference the following documents that we have filed with the SEC:

  . our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by our Form 10-K/A and our Form 10-K/A-2;

  .  our Quarterly Reports on Form 10-Q for the quarters ended
     March 31, 2000, June 30, 2000 and September 30, 2000, in each case as amended by our Form 10-Q/As;

  . our Current Reports on Form 8-K for the events dated January 3, 2001, January 1, 2001, December 18, 2000, September 20, 2000, September 15, 2000, September 13, 2000, June 13, 2000, January 21, 2000, September 9,
     1999 (as amended by our Form 8-K/A filed on January 2, 2001), June 22, 1999 (as amended by our Form 8-K/A filed on January 2, 2001), and April 20, 1999 (as amended by our Form 8-K/A filed on January 2, 2001);

  . our definitive proxy statement dated July 7, 2000 with respect to the Annual Meeting of Stockholders held on July 31, 2000 (except that Appendix A thereto has been superseded by the Form 10-K/A-2, filed on December 19, 2000); and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Offering has been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the first page of this prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   The validity of the Notes will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing us in this Offering own an aggregate of 7,350 shares of our Class A common stock and 41,600 shares of Adelphia Business Solutions Class A common stock. The validity of the Notes offered hereby will be passed upon on behalf of the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of December 31, 1998 and 1999, and for the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999, incorporated in this prospectus supplement by reference from Adelphia's Annual Report on Form 10-K, as amended by Form 10-K/A-2, for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement described in Note 14 to the consolidated financial statements), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated in this prospectus supplement by reference from Adelphia's Current Report on Form 8-K filed September 9, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1998 and 1997 and for each of the three years in the period ended May 31, 1998, incorporated by reference in this prospectus supplement from Adelphia's Current Report on Form 8-K filed April 20, 1999, and the consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated by reference in this prospectus supplement from Adelphia's Current Report on Form 8-K filed September 9, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   Prospectus

                      ADELPHIA COMMUNICATIONS CORPORATION

                                Debt Securities
                                Preferred Stock
                              Class A Common Stock
                              Class B Common Stock

This prospectus relates to:

 . Adelphia Communications Corporation's debentures, notes and other debt securities in one or more series which may be senior debt securities or subordinated debt securities,

 . shares of preferred stock of Adelphia issuable in series designated by the board of directors of Adelphia,

 .  shares of Class A common stock, and

 . shares of Class B common stock, which may be offered in combination or separately from time to time by Adelphia.

   The aggregate initial offering price of all of the securities which may be sold pursuant to this prospectus will not exceed U.S. $5,000,000,000, or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Adelphia.

   The Class A common stock is quoted on the Nasdaq National Market. The Class A common stock's ticker symbol is "ADLAC." On May 6, 1999, the closing sale price on the Nasdaq National Market of a single share of Class A common stock was $75.25.

   Our common stock includes Class A and Class B common stock. The rights of holders of the Class A common stock and Class B common stock differ with respect to certain aspects of dividends, liquidations and voting. The Class A common stock has preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B common stock are entitled to greater voting rights than the holders of Class A common stock; however, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

   You should carefully review "Risk Factors" beginning on page 4 for a discussion of things you should consider when investing in securities of Adelphia.

                               ----------------

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   This Prospectus May Not Be Used To Consummate Sales Of Securities Unless Accompanied By A Prospectus Supplement.

                               ----------------

                  The date of this Prospectus is May 14, 1999.

                               TABLE OF CONTENTS

Adelphia...................................................................    2

Risk Factors...............................................................    4

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends..   16

Dilution...................................................................   17

Use of Proceeds............................................................   17

Description of Debt Securities.............................................   18

Description of Capital Stock...............................................   31

Book Entry Issuance........................................................   36

Plan of Distribution.......................................................   38

Where You Can Find More Information........................................   40

Legal Matters..............................................................   41

Experts....................................................................   42

                                    ADELPHIA

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. As of December 31, 1998, we owned or managed cable television systems with broadband networks that passed in front of 3,252,830 homes and served 2,304,325 basic subscribers. John
J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   We own cable systems in twelve states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and New Jersey. These systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of December 31, 1998, the broadband networks for these systems passed in front of 2,131,978 homes and served 1,528,307 basic subscribers.

   We also provide management and consulting services to other partnerships and corporations engaged in the ownership and operation of cable television systems. John J. Rigas and members of his immediate family, including entities they own or control, have substantial ownership interests in these partnerships and corporations. As of December 31, 1998, the broadband networks for cable systems owned by these Rigas family partnerships and corporations passed in front of 177,250 homes and served 134,443 basic subscribers.

   We also own a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a joint venture limited partnership that operates a large cable system in Florida. As of December 31, 1998, the broadband networks for this system passed in front of 943,602 homes and served 641,575 basic subscribers.

   Through our subsidiary, Hyperion Telecommunications, Inc., we own and operate a large competitive local exchange carrier in the eastern United States. This means that Hyperion provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of December 31, 1998, Hyperion managed and operated 22 telecommunications networks, including two under construction, serving 46 markets. Hyperion's Class A common stock is listed on the Nasdaq National Market under the symbol "HYPT."

   Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments

   Please see the applicable prospectus supplement and Adelphia's recent public filings for recent developments.

                                  RISK FACTORS

   Before you invest in Adelphia's securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase any securities of Adelphia.

High Level Of
Indebtedness

   As of December 31,      Adelphia has a substantial amount of debt. We
1998, we owed              borrowed this money to purchase and to expand our
approximately $3.5         cable systems and other operations and, to a lesser
billion. Our high level    extent, for investments and loans to our
of indebtedness can have   affiliates. At December 31, 1998, our indebtedness
important adverse          totaled approximately $3,527,452,000. This included
consequences to us and     approximately:
to you.

                              . $1,810,212,000 of Adelphia Parent Company public debt. When we use the term "Adelphia Parent Company" in this prospectus, we are referring only to Adelphia Communications Corporation as a parent holding company entity, and not to its subsidiaries;

                              .  $1,246,456,000 of debt owed by our
                                 subsidiaries to banks, other financial
                                 institutions and other persons; and

                              .  $470,784,000 of public debt owed by Hyperion.

   Debt service consumes   Our high level of indebtedness can have important
a substantial portion of   adverse consequences to us and to you. It requires
the cash we generate.      that we spend a substantial portion of the cash we
This could affect our      get from our business to repay the principal and
ability to invest in our   interest on these debts. Otherwise, we could use
business in the future     these funds for general corporate purposes or for
as well as to react to     capital improvements. Our ability to obtain new
changes in our industry    loans for working capital, capital expenditures,
or economic downturns.     acquisitions or capital improvements may be limited
                           by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at December 31, 1998, the Adelphia Parent Company also had approximately $148,191,000 and Hyperion had approximately $228,674,000 of redeemable exchangeable preferred stock which contain payment obligations that are similar to our debt obligations in these respects.
                           Olympus also has a substantial amount of debt.

   Approximately 32% of    Our debt comes due at various times up to the year
this debt must be paid     2009, including an aggregate of approximately
by April 1, 2003 and all   $1,126,169,000 which, as of December 31, 1998, we
of it must be paid by      must pay by April 1, 2003.
2009.

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing We May Not Be       .  constructing and upgrading our plant and
Able To Upgrade Our              networks--some of these upgrades we must make
Plant, Offer Services,           to comply with the requirements of local
Make Payments When Due           cable franchise authorities;
Or Refinance Existing
Debt.                         .  offering new services;

                              .  scheduled principal and interest payments;

                              .  refinancing existing debt; and

                              .  acquisitions and investments.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large Losses   The Total Convertible Preferred Stock, Common Stock
And Negative               and Other Stockholders' Equity (Deficiency) at
Stockholders' Equity And   December 31, 1998 was a deficit of approximately
We Expect This To          $1,021,746,000. Our continuing net losses, which
Continue                   are mainly due to our high levels of depreciation
                           and amortization and interest expense, have created this deficiency. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                              .  fiscal year ended March 31, 1996--
                                 $119,894,000;

                              .  fiscal year ended March 31, 1997--
                                 $130,642,000;

                              .  fiscal year ended March 31, 1998--
                                 $192,729,000; and

                              .  nine months ended December 31, 1998--
                                 $135,848,000.

                           We expect to continue to incur large net losses for the next several years.

   Our earnings have       Our earnings could not pay for our combined fixed
been insufficient to pay   charges and preferred stock dividends during these
for our fixed charges      periods by the amounts set forth in the table
and preferred stock        below, although combined fixed charges and
dividends.                 preferred stock dividends included substantial non-
                           cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Hyperion's preferred stock dividends:

                                         Earnings     Non-Cash
                                        Deficiency    Charges
                                       ------------ ------------
                 .  fiscal year ended
                    March 31, 1996     $ 78,189,000 $127,319,000
                 .  fiscal year ended
                    March 31, 1997     $ 61,848,000 $165,426,000
                 .  fiscal year ended
                    March 31, 1998     $113,941,000 $195,153,000
                 .  nine months ended
                    December 31, 1998  $116,899,000 $186,022,000

                           Historically, the cash we generate from our
   If we could not         operating activities and borrowings has been
refinance our debt or      sufficient to meet our requirements for debt
obtain new loans, we       service, working capital, capital expenditures, and
would likely have to       investments in and advances to our affiliates, and
consider various options   we have depended on getting additional borrowings
such as the sale of        to meet our liquidity requirements. Although in the
additional equity or       past we have been able both to refinance our debt
some of our assets to      and to obtain new debt, there can be no guarantee
meet the principal and     that we will be able to continue to do so in the
interest payments we       future or that the cost to us or the other terms
owe, negotiate with our    which would affect us would be as favorable to us
lenders to restructure     as our current loans and credit agreements. We
existing loans or          believe that our business will continue to generate
explore other options      cash and that we will be able to obtain new loans
available under            to meet our cash needs. However, the covenants in
applicable laws            the indentures and credit agreements for our
including those under      current debt limit our ability to borrow more
reorganization or          money.
bankruptcy laws. We can
not guarantee that any
options available to us
would enable us to repay
our debt in full.

Competition

   Our cable television    The telecommunications services provided by
business is subject to     Adelphia are subject to strong competition and
strong competition from    potential competition from various sources. Our
several sources which      cable television systems compete with other means
could adversely affect     of distributing video to home televisions such as
revenue or revenue         Direct Broadcast Satellite systems, commonly known
growth.                    as DBS systems, and Multichannel Multipoint
                           Distribution systems. Some of the regional Bell telephone operating companies and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some regional Bell operating companies and local telephone companies have facilities which are capable of delivering cable television service. The equipment which telephone companies use in providing local exchange service may give them competitive advantages over us in distributing video to home televisions. The regional Bell operating companies and other potential competitors have much greater resources than Adelphia and would constitute formidable competition for our cable television business. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                           We also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

   Hyperion's operations   In each of the markets served by Hyperion's
are also subject to risk   networks, the competitive local exchange carrier
because Hyperion           services offered by Hyperion compete principally
competes principally       with the services offered by the incumbent local
with established local     telephone exchange carrier company serving that
telephone carriers that    area. Local telephone companies have long-standing
have long-standing         relationships with their customers, have the
utility relationships      potential to subsidize competitive services from
with their customers and   monopoly service revenues, and benefit from
pricing flexibility for    favorable state and federal regulations. The merger
local telephone            of Bell Atlantic and NYNEX created a very large
services.                  company whose combined territory covers a
                           substantial portion of Hyperion's markets. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion and us.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Hyperion's markets to do the following:

                              .  lower their rates substantially;

                              . engage in aggressive volume and term discount pricing practices for their customers; or

                              .  charge excessive fees to Hyperion for
                                 interconnection to the incumbent local
                                 telephone company's networks.

   If the regional Bell    The regional Bell operating companies can now
telephone companies        obtain regulatory approval to offer long distance
could get regulatory       services if they comply with the interconnection
approval to offer long     requirements of the federal Telecommunications Act
distance service in        of 1996. To date, the FCC has denied the requests
competition with           for approval filed by regional Bell operating
Hyperion's significant     companies in Hyperion's operating areas. However,
customers, some of         an approval of such a request could result in
Hyperion's major           decreased market share for the major long distance
customers could lose       carriers which are among Hyperion's significant
market share.              customers. This could have a material adverse
                           effect on Hyperion.

   The regional Bell       Some of the Regional Bell operating companies have
telephone companies        also recently filed petitions with the FCC
continue to seek other     requesting waivers of other obligations under the
regulatory approvals       federal Telecommunications Act of 1996. These
that could significantly   involve services Hyperion also provides such as
enhance their              high-speed data, long distance, and services to
competitive position       Internet Service Providers. If the FCC grants the
against Hyperion.          regional Bell operating companies' petitions, this
                           could have a material adverse effect on Hyperion.

   Potential competitors   Potential competitors for Hyperion include other
to Hyperion's              competitive local exchange carriers, incumbent
telecommunications         local telephone companies which are not subject to
services include the       regional Bell operating companies' restrictions on
regional Bell telephone    offering long distance service, AT&T, MCIWorldCom,
companies, AT&T,           Sprint and other long distance carriers, cable
MCIWorldCom and Sprint,    television companies, electric utilities, microwave
electric utilities and     carriers, wireless telecommunications providers and
other companies that       private networks built by large end users. Both
have advantages over       AT&T and MCIWorldCom have announced that they have
Hyperion.                  begun to offer local telephone services in some
                           areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. AT&T and Tele-Communications, Inc. have merged. Although
                           Hyperion has good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

                           Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

We Are Subject To
Extensive Regulation

   Our cable television    The cable television industry and the provision of
and telecommunications     local telephone exchange services are subject to
businesses are heavily     extensive regulation at the federal, state and
regulated as to rates we   local levels, and many aspects of such regulation
can charge and other       are currently the subject of judicial proceedings
matters. This regulation   and administrative or legislative proposals. In
could limit our ability    particular, the FCC adopted regulations that limit
to increase rates, cause   our ability to set and increase rates for our basic
us to decrease then        and cable programming service packages and for the
current rates or require   provision of cable television-related equipment.
us to refund previously    The law permits certified local franchising
collected fees.            authorities to order refunds of rates paid in the
                           previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

                           The cable television industry is subject to state and local regulations and we must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

   The federal
Telecommunications Act     The federal Telecommunications Act of 1996
of 1996 may have a         substantially changed federal, state and local laws
significant impact on      and regulations governing our cable television and
our cable television and   telecommunications businesses. This law could
telephone businesses.      materially affect the growth and operation of the
                           cable television industry and the cable services we provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the shortand long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                           Similarly, the Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Hyperion's markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Hyperion.

Unequal Voting Rights Of   Adelphia has two classes of common stock--Class A
Stockholders               which carries one vote per share and Class B which
                           carries ten votes per share. Under our Certificate of Incorporation, the Class A shares elect only one of our directors.

Control Of Voting Power    As of May 1, 1999, the Rigas family beneficially
By The Rigas Family        owned outstanding shares representing about 42% of
                           the total number of outstanding shares of both
   The Rigas family can    classes of Adelphia's common stock and about 77% of
control stockholder        the total voting power of Adelphia's shares. The
decisions on very          public holds a majority of the outstanding Class A
important matters.         shares, although the Rigas family also owns about
                           30% of those shares as of May 1, 1999. The Rigas family owns about 99% of Adelphia's Class B shares.
                           The Rigas family also owns shares of Adelphia's
                           8 1/8% Series C Cumulative Convertible preferred stock which, if converted, would increase its voting power and beneficial ownership. The Rigas family also has agreed to acquire 4,114,549 shares of Class B common stock, and has rights to acquire up to an additional 2,057,275 shares of Class B common stock. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family as of May
                           1, 1999 have the power to elect seven of eight
                           Adelphia directors, and if they converted their convertible preferred stock might be able to elect all eight directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to our Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential        John J. Rigas and the other executive officers of
Conflicts Of Interest      Adelphia, including other members of the Rigas
Between Adelphia And The   family, own other corporations and partnerships,
Rigas Family               which are managed by us for a fee. Subject to the
                           restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.
                           These activities could present a conflict of interest with us, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or have affiliations with. Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Holding Company            The Adelphia Parent Company directly owns no
Structure And Potential    significant assets other than stock, partnership
Impact Of Restrictive      interests, equity and other interests in our
Covenants In Subsidiary    subsidiaries and in other companies. This creates
Debt Agreements            risks regarding our ability to provide cash to the
                           Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent     The public indentures, and the credit agreements
Company depends on its     for bank and other financial institution loans, of
subsidiaries and other     our subsidiaries and other companies restrict their
companies in which it      ability and the ability of the companies they own
has investments, to fund   to make payments to the Adelphia Parent Company.
its cash needs.            These agreements also place other restrictions on
                           the borrower's ability to borrow new funds and include requirements for the borrowers to remain in compliance with the loans. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders, to be due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

It Is Unlikely You Will    Adelphia has never declared or paid cash dividends
Receive A Return On Your   on any of its common stock and has no intention of
Shares Through The         doing so in the foreseeable future. As a result, it
Payment Of Cash            is unlikely that you will receive a return on your
Dividends                  shares through the payment of cash dividends.

Future Sales Of            Sales of a substantial number of shares of Class A
Outstanding Common Stock   common stock or Class B common stock, including
Could Adversely Affect     sales by any pledgees of such shares, could
The Market Price Of Our    adversely affect the market price of our Class A
Common Stock               common stock and could impair our ability in the
                           future to raise capital through stock offerings.
                           Under various registration rights agreements or arrangements, as of May 1, 1999, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of the Class A common stock--15,029,119 shares, Class B common stock--
                           10,736,544 shares and the equivalent number of shares of Class A common stock into which they may be converted, and convertible preferred stock--
                           80,000 shares and the 9,433,962 shares of Class A common stock into which they may be converted.
                           Among others, Adelphia has registered or agreed to register for public sale the following shares:

                              . for the Rigas family--up to 11,000,000 shares of Class A common stock, 80,000 shares of convertible preferred stock and the Class A common stock issuable upon conversion of the convertible preferred stock;

                              . for Booth American Company--3,571,428 shares of Class A common stock owned as of March 24, 1998;

                              . for the selling stockholders receiving shares in the Verto Communications, Inc. acquisition--2,561,024 shares of Class A common stock;

                              . for a Rigas family partnership--4,000,000 shares of Class A common stock purchased by it in connection with the January 14, 1999 equity offerings;

                              . for the owners of FrontierVision Partners, L.P.--7,000,000 shares of Class A common stock in connection with the FrontierVision acquisition pending as of May 1, 1999, and for the benefit of FrontierVision in certain circumstances if that transaction does not close, 1,000,000 shares of Class A common stock; and

                              . in connection with the Century Communications Corp. acquisition pending as of May 1, 1999, Adelphia expects to register approximately 48,700,000 shares of Class A common stock.

                           Approximately 14,904,000 shares of Class A common stock and up to 80,000 shares of convertible preferred stock, including the underlying Class A common stock, have been pledged in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

Purchasers Of Our Common   Persons purchasing common stock will incur
Stock Will Incur           immediate and substantial net tangible book value
Immediate Dilution         dilution.


Adelphia's Acquisitions    Because we are experiencing a period of rapid
And Expansion Could        expansion through acquisition, the operating
Involve Operational        complexity of Adelphia, as well as the
Risks                      responsibilities of management personnel, have
                           increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage its employee base.

                           The Century, FrontierVision and Harron
                           Communications Corp. acquisitions, all pending as of May 1, 1999, involve the acquisition of companies that have previously operated independently. We may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

                           Because the cable systems in our pending acquisitions are in the same industry as those of Adelphia, the acquired systems will generally be subject to the same risks as those of Adelphia, such as those relating to competition, regulation, year 2000 issues and technological developments.

Year 2000 Issues Present   The year 2000 issue refers to the inability of
Risks To Our Business      computerized systems and technologies to recognize
Operations In Several      and process dates beyond December 31, 1999. This
Ways                       could present risks to the operation of our
                           business in several ways. Our computerized business applications that could be adversely affected by the year 2000 issue include:

                              .  information processing and financial
                                 reporting systems;

                              .  customer billing systems;

                              .  customer service systems;

                              . telecommunication transmission and reception systems; and

                              .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems. Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Forward-Looking
Statements In This         The statements contained or incorporated by
Prospectus Are Subject     reference in this prospectus that are not
To Risks And               historical facts are "forward-looking statements"
Uncertainties              and can be identified by the use of forward-looking
                           terminology such as "believes," "expects," "may,"
                           "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's 1998 Annual Report on Form 10-K and in Adelphia's Form 10-Qs, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, year 2000 issues and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

   The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia for the periods indicated. For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends:

  . earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest, and

  . fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

                                        Fiscal Year Ended March 31,
----------------------------------------------------------------------------------------------------------------
   1994                    1995                      1996                      1997                      1998
   ----                    ----                      ----                      ----                      ----
    --                      --                        --                        --                        --

   For the years ended March 31, 1994, 1995, 1996, 1997 and 1998, and the nine months ended December 31, 1998, Adelphia's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $65,997,000, $69,146,000, $78,189,000, $61,848,000, $113,941,000, and
$116,899,000, respectively.

                                    DILUTION

   The net tangible book value of Adelphia's common stock as of December 31, 1998 was a deficit of approximately $2,050,905,000 or negative $48.72 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share. For example, in the January 14, 1999 equity offerings, the purchase price of a single share initially sold to the public was $45.00 and the net tangible book value dilution per share was $78.53 based on net tangible book value as of December 31, 1998. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in an offering by Adelphia and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable prospectus supplement, we intend to apply the net proceeds from the sale of the securities to which this prospectus relates to general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness, investments and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

   The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

   The senior debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act. Whenever we refer to particular defined terms of the indentures in this Section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

General

   The debt securities will be issuable in one or more series pursuant to an indenture supplemental to the applicable indenture or a resolution of Adelphia's board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank pari passu in right of payment with all of Adelphia Parent Company's other senior unsecured obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and the supplemental indenture relating to that debt. Except as otherwise provided in a prospectus supplement, the indentures do not limit the incurrence or issuance of other secured or unsecured debt of Adelphia, whether under the indentures, any other indenture that Adelphia may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

   The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

  . the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

  .  any limit upon the aggregate principal amount of the debt securities;

  . the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Adelphia to defer payment of principal;

  . the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Adelphia to defer any interest payment;

  . the place or places where, subject to the terms of the indenture as described below under the caption "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "--Denominations, Registration and Transfer," Adelphia will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Adelphia in respect of the debt securities and the indenture may be made;

  . any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Adelphia pursuant to any sinking fund or otherwise;

  . the obligation, if any, of Adelphia to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

  . the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

  . if other than in U.S. Dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

  . any additions, modifications or deletions in the events of default or covenants of Adelphia specified in the indenture with respect to the debt securities;

  . if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

  . any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  . any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

  . subject to the terms described under "--Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

  .  the appointment of any trustee, registrar, paying agent or agents;

  . the terms and conditions of any obligation or right of Adelphia or a holder to convert or exchange debt securities into preferred securities or other securities;

  . whether the defeasance and covenant defeasance provisions described under the caption "--Satisfaction and Discharge; Defeasance" will be inapplicable or modified;

  . any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

  . any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

   We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

   If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

   If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

Denominations, Registration and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

   Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Adelphia for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Adelphia will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Adelphia with respect to any series, Adelphia may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Adelphia maintains a transfer agent in each place of payment for the series. Adelphia may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption, neither Adelphia nor the trustee will be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption, or

  . transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

Global Debt Securities

   Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Adelphia anticipates that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Adelphia if the debt securities are offered and sold directly by Adelphia. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

   So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

   Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Adelphia, or the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   Adelphia expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Adelphia also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

   Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Adelphia within 90 days, Adelphia will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Adelphia may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Adelphia so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Adelphia, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Adelphia, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Adelphia may designate from time to time in the applicable prospectus supplement, except that at the option of Adelphia payment of any interest may be made:

  . except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

  . by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Adelphia may at any time designate additional paying agents or rescind the designation of any paying agent; however, Adelphia will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

   Any moneys deposited with the trustee or any paying agent, or held by Adelphia in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Adelphia, be repaid to Adelphia or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Adelphia for payment.

Option to Defer Interest Payments or to Pay-in-Kind

   If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

Subordination

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that the subordinated debt securities are subordinated and junior in right of payment to all senior indebtedness of Adelphia. If:

  . Adelphia defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

  . an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Adelphia by the holders of senior indebtedness, then unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that in the event of:

  . any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Adelphia, its creditors or its property;

  . any proceeding for the liquidation, dissolution or other winding-up of Adelphia, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

  .  any assignment by Adelphia for the benefit of creditors; or

  .  any other marshaling of the assets of Adelphia;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Adelphia on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Adelphia or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Adelphia being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Adelphia.

   The term "senior indebtedness" is defined as the principal, premium, if any, and interest on:

  . all indebtedness of Adelphia, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

  . any indebtedness of others of the kinds described in the first bullet point above for the payment of which Adelphia is responsible or liable as guarantor or otherwise; and

  . amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

   Except as provided in the applicable prospectus supplement, the subordinated indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by Adelphia. As of December 31, 1998, senior indebtedness of the Adelphia Parent Company aggregated approximately $1,810,212,000. In addition, because Adelphia is a holding company, the subordinated debt securities are effectively subordinated to all existing and future liabilities of Adelphia's subsidiaries.

Modification of Indentures

   From time to time, Adelphia and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

  . to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

  . to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and

  . to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

   In addition, under the indentures, Adelphia and the trustee may modify some rights, covenants and obligations of Adelphia and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities; but no extension of the maturity of any series of debt securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

   In addition, Adelphia and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

Events of Default

   The indentures provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

  . failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

  . failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

  . failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to Adelphia from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

  . default resulting in acceleration of other indebtedness of Adelphia for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Adelphia by the trustee or to Adelphia and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

  .  certain events in bankruptcy, insolvency or reorganization of Adelphia.

   The holders of a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

   The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Adelphia is required to file annually with the trustees a certificate as to whether or not Adelphia is in compliance with all the conditions and covenants applicable to it under the indentures.

   In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

   No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonably indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

Consolidation, Merger, Sale of Assets and Other Transactions

   Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that Adelphia will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

  . either Adelphia is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Adelphia's obligations on the debt securities under a supplemental indenture; and

  . immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

   Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Adelphia that may adversely affect holders of the debt securities.

Satisfaction and Discharge; Defeasance

   The indentures provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

  .  have become due and payable, or

  . will become due and payable at their stated maturity within one year, and Adelphia deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Adelphia's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Adelphia will be deemed to have satisfied and discharged the indenture.

   The indentures provide that Adelphia may elect either:

  . to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or

  . to be released from its obligations with respect to certain covenants, ("covenant defeasance") upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

   Such a trust may be established only if, among other things, Adelphia has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

Redemption

   Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

   Unless otherwise indicated in the applicable prospectus supplement, Adelphia may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

   Adelphia will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Adelphia defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

Conversion or Exchange

   If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Adelphia, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Certain Covenants

   The indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. If and to the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

Governing Law

   The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustees

   Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws as of April 18, 1999 is a summary and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are exhibits to the registration statement covering this prospectus.

   Adelphia's authorized capital stock consists of 200,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock, and 5,000,000 shares of preferred stock.

Common Stock

   Dividends. Holders of Class A common stock and Class B common stock are entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for this purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over common stock as to dividends. No dividend may be declared or paid in cash or property on either class of common stock, however, unless simultaneously a dividend is paid on the other class of common stock as follows. In the event a cash dividend is paid, the holders of Class A common stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B common stock. In the event of a property dividend, holders of each class of common stock are entitled to receive the same value per share of common stock outstanding. In the case of any stock dividend, holders of Class A common stock are entitled to receive the same percentage dividend (payable in Class A common stock) as the holders of Class B common stock receive (payable in Class B common stock).

   Voting Rights. Holders of Class A common stock and Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, except:

  .  for the election of directors, and

  .  as otherwise provided by law.

   In the annual election of directors, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A common stock and Class B common stock, voting as a single class with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B common stock have sufficient voting power to elect the remaining seven members of the current eight-member board of directors. Holders of Class A common stock and Class B common stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Class A common stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A common stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A common stock.

   Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of common stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the common stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A common stock are entitled to a preference of $1.00 per share. After this amount is paid, holders of the Class B common stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

   Other Provisions. Each share of Class B common stock is convertible at the option of its holder into one share of Class A common stock at any time. The holders of Class A common stock and Class B common stock are not entitled to preemptive or subscription rights. Neither the Class A common stock nor the Class B common stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of common stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Preferred Stock

   The 5,000,000 shares of authorized preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's board of directors may authorize without further action by Adelphia's stockholders, including but not limited to:

  . the distinctive designation of each series and the number of shares that will constitute the series;

  .  the voting rights, if any, of shares of the series;

  . the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

  . the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

  . the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

  . any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets;

  . the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Adelphia has designated and has outstanding three classes of preferred stock--8 1/8% Series C Convertible preferred stock, 13% Cumulative Exchangeable preferred stock and 5 1/2% Series D Convertible preferred stock. For ease of reference, we refer to the 8 1/8% Series C convertible preferred stock as the 8 1/8% Convertible preferred stock, to the 13% Series B Cumulative Exchangeable preferred stock as the Exchangeable preferred stock and to the 5 1/2% Series D Convertible preferred stock as the 5 1/2% Convertible preferred stock; and

  . In connection with the foregoing designations, the maximum number of shares authorized of 8 1/8% Convertible preferred stock, Exchangeable preferred stock and 5 1/2% Convertible preferred stock is 100,000 shares, 1,500,000 shares and 2,875,000 shares, respectively. The 8 1/8% Convertible preferred stock, Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank senior to the common stock of Adelphia with respect to dividends and liquidation. The 8 1/8% Convertible preferred stock, Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank equal in right of payment as to dividends and upon liquidation, dissolution or winding-up of Adelphia, except that no cash dividends nor any distributions may be declared or paid on, nor any redemptions made with respect to the Exchangeable preferred stock or the 5 1/2% Convertible preferred stock unless full cumulative dividends have been paid on all outstanding shares of 8 1/8% Convertible preferred stock for all prior dividend periods.

   8 1/8% Convertible Preferred Stock. The 8 1/8% Convertible preferred stock accrues cumulative dividends at the rate of 8 1/8% per annum, or $81.25 per share of the 8 1/8% Convertible preferred stock per annum. The 8 1/8% Convertible preferred stock has a liquidation preference of $1,000 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Adelphia, the holders of the 8 1/8% Convertible preferred stock are entitled to receive the liquidation preference for the 8 1/8% Convertible preferred stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless the sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia.

   Each share of 8 1/8% Convertible preferred stock is convertible based upon its stated liquidation preference into shares of Class A common stock of Adelphia at any time at the election of the holder of it at a conversion price of $8.48 per share of Adelphia Class A common stock, or approximately 117.9245 shares of Class A common stock per share of 8 1/8% Convertible preferred stock. The conversion price is subject to adjustment if Adelphia pays a dividend in shares of Class A common stock or subdivides, combines or reclassifies the shares of Class A common stock or distributes rights to purchase common stock or makes certain other distributions to holders of common stock. The 8 1/8% Convertible preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless a Voting Rights Triggering Event, as defined in the related Certificate of Designation, occurs with respect to the 8 1/8% Convertible preferred stock. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the 8 1/8% Convertible preferred stock. The 8 1/8% Convertible preferred stock is not subject to mandatory redemption.

   The 8 1/8% Convertible preferred stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after August 1, 2000 at 104%, 102% and 100% of the liquidation preference of the 8 1/8% Convertible preferred stock plus accrued dividends in the years beginning August 1, 2000, 2001 and 2002 and thereafter, respectively.

   Exchangeable Preferred Stock. The shares of Exchangeable preferred stock are redeemable at the option of Adelphia, on or after July 15, 2002. Adelphia is required, subject to certain conditions, to redeem all of the Exchangeable preferred stock outstanding on July 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Dividends on the Exchangeable preferred stock accrue at a rate of 13% of the liquidation preference per annum and are payable semiannually. The Exchangeable preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless a Voting Rights Triggering Event, as defined in the related Certificate of Designation, occurs with respect to the Exchangeable preferred stock. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the Exchangeable preferred stock.

   5 1/2% Convertible Preferred Stock. The 5 1/2% Convertible preferred stock accrues cumulative dividends at the rate of 5 1/2% per annum, or $11.00 per share of the 5 1/2% Convertible preferred stock per annum. The 5 1/2% Convertible preferred stock has a liquidation preference of $200 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Adelphia, the holders of the 5 1/2% Convertible preferred stock are entitled to receive the liquidation preference for the 5 1/2% Convertible preferred stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless the sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia.

   Each share of 5 1/2% Convertible preferred stock is convertible based upon its stated liquidation preference into shares of Class A common stock of Adelphia at any time at the election of the holder of it at a conversion price of $81.45 per share of Adelphia Class A common stock, or approximately 2.45549 shares of Class A common stock per share of 5 1/2% Convertible preferred stock. The conversion price is subject to adjustment in certain circumstances, such as if Adelphia pays a dividend in shares of Class A common stock or subdivides, combines or reclassifies the shares of Class A common stock or distributes rights to purchase common stock or makes certain other distributions to holders of Class A common stock. The 5 1/2% Convertible preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless dividends are in arrears in an amount equal to at least six quarters. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the 5 1/2% Convertible preferred stock and serve until the arrearage is eliminated. The 5 1/2% Convertible preferred stock is not subject to mandatory redemption.

   The 5 1/2% Convertible preferred stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after May 1, 2002, at the option of Adelphia in shares of Class A common stock at a redemption price of $206 per share plus accrued and unpaid dividends, if any, to the redemption date, or for cash at a redemption price of $200 per share plus accrued and unpaid dividends.

   The rights of holders of shares of common stock as described above will be subject to, and may be adversely affected by, the rights of holders of any additional classes of preferred stock that may be designated and issued in the future.

   We will describe the particular terms and conditions of a series of preferred stock offered by a prospectus supplement in the prospectus supplement relating to such series of preferred stock. The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of preferred stock being offered:

  .  its title;

  . the number of shares offered, any liquidation preference per share and the purchase price;

  . any applicable dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

  . if dividends apply whether they shall be cumulative or non-cumulative and, if cumulative, the date from which dividends shall accumulate;

  .  any procedures for any auction and remarketing;

  .  any provisions for a sinking fund;

  .  any provisions for redemption;

  . any listing of such preferred stock on any securities exchange or market;

  . the terms and conditions, if applicable, upon which it will be convertible into common stock or another series of preferred stock of Adelphia, including the conversion price (or manner of calculation thereof) and conversion period;

  . the terms and conditions, if applicable, upon which it will be exchangeable into debt securities of Adelphia, including the exchange price (or manner of calculation thereof) and exchange period;

  .  any voting rights;

  . a discussion of any applicable material and/or special United States federal income tax considerations;

  . whether interests in that series of preferred stock will be represented by depositary shares;

  . its relative ranking and preferences as to any dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia;

  . any limitations on the future issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia; and

  . any other specific terms, preferences, rights, limitations or restrictions.

Transfer Agent

   The Transfer Agent and Registrar for the Class A common stock, the Exchangeable preferred stock and the 5 1/2% Convertible preferred stock is American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Class B common stock is Adelphia.

                              BOOK ENTRY ISSUANCE

   Unless otherwise specified in the applicable prospectus supplement, DTC will act as depositary for securities issued in the form of global securities. Such securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global securities will be issued for such securities representing in the aggregate the total number of such securities, and will be deposited with or on behalf of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

   Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security, commonly referred to as the beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in such securities, except in the event that use of the book-entry system for such securities is discontinued.

   DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Although voting with respect to securities issued in the form of global securities is limited to the holders of record of such securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of such securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

   Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or Adelphia, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

   DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. In the event that a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. Adelphia, at its option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Adelphia believe to be accurate, but Adelphia assumes no responsibility for the accuracy thereof. Adelphia has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

   Any of the securities being offered under this prospectus may be sold in any one or more of the following ways from time to time:

  .  through agents;

  .  to or through underwriters;

  .  through dealers; and

  .  directly by Adelphia to purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Securities may also be offered or sold through depository receipts issued by a depository institution.

   Offers to purchase securities may be solicited by agents designated by Adelphia from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by Adelphia to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

   If securities are sold by means of an underwritten offering, Adelphia will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and Adelphia at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these securities will be obligated to purchase all such Securities if any are purchased.

   Adelphia may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If Adelphia grants any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these securities.

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Adelphia will sell these securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

   Offers to purchase securities may be solicited directly by Adelphia and those sales may be made by Adelphia directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement.

   Securities may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms "remarketing firms," acting as principals for their own accounts or as agents for Adelphia. Any remarketing firm will be identified and the terms of its agreement, if any, with Adelphia and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

   If so indicated in a related prospectus supplement, Adelphia may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from Adelphia at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by Adelphia.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with Adelphia to indemnification by Adelphia against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

   Each series of securities will be a new issue and, other than the Class A common stock, which is quoted on the Nasdaq National Market, will have no established trading market. Unless otherwise specified in a related prospectus supplement, Adelphia will not be obligated to list any series of securities on an exchange or otherwise. We cannot assure you that there will be any liquidity in the trading market for any of the securities.

   Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, Adelphia and its subsidiaries in the ordinary course of business.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   We are is incorporating by reference the following documents that we have filed with the SEC:

  . our Annual Report on Form 10-K for the year ended March 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by Adelphia's Form 10-K/A dated July 27, 1998;

  . our Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998;

  . our Current Reports on Form 8-K for the events dated June 29, 1998, July 2, 1998, August 3, 1998, August 18, 1998, September 10, 1998, November
     9, 1998, November 12, 1998, December 23, 1998, January 11, 1999,
     February 22, 1999, February 23, 1999, March 5, 1999, March 30, 1999,
     March 31, 1999, April 9, 1999, April 19, 1999, April 21, 1999, April 23,
     1999, and April 28, 1999.

  . our definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held on October 6, 1998; and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                        Adelphia Communications Corporation
                               Main at Water Street
                          Coudersport, Pennsylvania 16915
                           Attention: Investor Relations
                             Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania will pass upon the validity of the securities. Any required information regarding ownership of Adelphia's securities by lawyers of such firm will be contained in the applicable prospectus supplement. If the securities are underwritten, the applicable prospectus supplement will also set forth whether and to what extent, if any, a law firm for the underwriters will pass upon the validity of the securities.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein and in this registration statement from Adelphia's Current Report on Form 8-K filed April 19, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1998 and 1997 and for each of the three years in the period ended May 31, 1998 incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                  $750,000,000

                      Adelphia Communications Corporation

                   6% Convertible Subordinated Notes due 2006


                        [LOGO OF ADELPHIA APPEARS HERE]


                                   --------
                             PROSPECTUS SUPPLEMENT
                                January 17, 2001
                                   --------

Salomon Smith Barney                              Banc of America Securities LLC

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